UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

OF SMALL BUSINESS ISSUERS

Under Section 12(b) or (g) of the Securities Exchange Act Of 1934

VISION BROADCAST NETWORK, INC.

(Name of Registrant as specified in its charter)

Florida	37-1525199
(State or other jurisdiction of incorporation or jurisdiction)	(I.R.S. Employer Identification Number)

One East Broward Blvd., Suite 700

Ft. Lauderdale, FL 33301

(Address of principal executive offices)

Registrant’s telephone number, including area code: (954) 745-7591

Securities to be registered under Section 12(b) of the Act: None

Securities to be registered under Section 12(g) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common stock, par value $.001	None

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer. See definition of “accelerated filer and large accelerated filer” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

i

EXPLANATORY NOTE

We are filing this General Form for Registration of Securities on Form 10 to register our common stock, par value $.001, pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

We are subject to the requirements of Regulation 13A under the Exchange Act, which will require us to file annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, and we will be required to comply with all other obligations of the Exchange Act applicable to issuers filing registration statements pursuant to Section 12(g).

Unless otherwise noted, references in this registration statement to “VBNI” the “Company,” “we,” “our” or “us” means Vision Broadcast Network, Inc. a Florida corporation. Our principal place of business is located at One East Broward Blvd., Suite 700, Ft. Lauderdale, FL 33301. Our telephone number is (954) 745-7591.

FORWARD LOOKING STATEMENTS

There are statements in this registration statement that are not historical facts. These “forward-looking statements” can be identified by use of terminology such as “believe,” “hope,” “may,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy” and similar expressions. You should be aware that these forward-looking statements are subject to risks and uncertainties that are beyond our control. For a discussion of these risks, you should read this entire Registration Statement carefully, especially the risks discussed under “Risk Factors.” Although management believes that the assumptions underlying the forward looking statements included in this Registration Statement are reasonable, they do not guarantee our future performance, and actual results could differ from those contemplated by these forward looking statements. The assumptions used for purposes of the forward-looking statements specified in the following information represent estimates of future events and are subject to uncertainty as to possible changes in economic, legislative, industry, and other circumstances. As a result, the identification and interpretation of data and other information and their use in developing and selecting assumptions from and among reasonable alternatives require the exercise of judgment. To the extent that the assumed events do not occur, the outcome may vary substantially from anticipated or projected results, and, accordingly, no opinion is expressed on the achievability of those forward-looking statements. In the light of these risks and uncertainties, there can be no assurance that the results and events contemplated by the forward-looking statements contained in this Registration Statement will in fact transpire. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. We do not undertake any obligation to update or revise any forward-looking statements.

PART I

ITEM 1.	BUSINESS

BUSINESS DEVELOPMENT

VISION BROADCAST NETWORK, Inc. (VBN), is an early-stage, operational “start-up” television network and production company, focused on the development, management and operation of internally owned and operated low power community broadcast television (LPTV) stations. Additionally, the Company has formulated two programming content solutions titled Naked Music TV (NMTV) and Ask the Specialist (ATS), a provider of request line music videos, and Vision Media Productions, Inc., a television production company specializing in educational as well entertainment programming, will have the ability to develop content for its internal channels (LPTV Stations) as well as third party external distribution networks.

The full service production arm of Vision Broadcast Network is a wholly owned subsidiary named Vision Media Productions. Vision Media Productions focus is concentrated on content formulated as a hybrid of TV & Internet with both local & national audience influence. Vision Media Productions is currently producing the series “Ask the Specialist” (“ATS”) which brings medical professionals together for 13, 1-hour, sponsor driven, informational sessions using several multimedia distribution platforms. The ATS project is a multifaceted distribution platform of educational medical video programming. The project provides a video based medical procedure library in the varied formats of a national television series, accredited C.M.E. Level I & II video learning programs, and an Internet based, searchable, discipline categorized, medical video library resource. Additional series are currently in the works.

The Company has acquired its television network distribution through the execution of (4) Lease Management Purchase Option Agreements (“LMA”) for F.C.C. (Federal Communication Commission) governed LPTV licenses, construction permits, and pending new spectrum authorization application filings. The Company controlled television properties and planned station acquisitions are primarily in second-tier markets across the United States. With our company rollout of stations, management believes Vision Broadcast Network is positioned to offer a successful network affiliate program for other television mediums.

The Company owns or controls federal licensing to build and operate nearly 70 additional broadcast television stations across the domestic United States. Management believes that the corresponding television markets represent a potential broadcast coverage of over 10 million households.

Company Business

VBN is a television broadcast network & television-programming producer of demographically targeted content. The Company maintains its focus on two of the most recognized (in management’s opinion) economically influential demographic population segments in the domestic U.S. These audience profiles cover the age groups of (12-35) & (35-65). These population groups are recognized as “Generation X & Y” and the “Baby Boomer’s.”

The Company is structured and currently operating using four separate corporate entities. Vision Broadcast Network, Inc. (“VBN”) is the organizations parent entity covering the “DISTRIBUTION” element of the television arena, with three wholly owned, functioning subsidiaries, including; Vision Media Productions Inc. (“VMP”), Ask The Specialist (“ATS”) & Naked Music TV, Inc. (“NMTV”) which cover the “PROGRAMMING-CONTENT” element of the operation. The existing format of operations for VBN allows for significant sales revenue opportunities from each entity by providing services in each of the two main areas of the television business, “Distribution” and “Programming-Content” creation.

Each entity of the operational Company has a specific purpose and function, with its overall focus on creation of several, high margin, and recurring revenue streams. VBN is unique in the television industry using a centralized office facility for the automated operation & monitoring of a traditional broadcast television station network. The Company is in a position to begin generating revenue from (local, regional & national) advertising sales, financial sponsorship, and viewer derived sales revenue. The advancements in broadcast communication equipment technology has afforded VBN the ability to operate Company owned television properties, as well as managed or affiliate television stations completely unmanned. Management contends that the Broadcast station operation implementation in this fashion allows for minimal start-up costs, low operational overhead, and rapid household coverage expansion.

Company Opportunities

Through its Vision Media Productions, Naked Music TV, and Ask The Specialist subsidiaries, VBN is well positioned to develop a limitless amount of programming targeted to the unique demographics of each market it serves as well as third party sales. The rapid expansion of channel capability across all TV mediums is expected by our management to generate a significant demand for new programming content. Management believes this future demand will be a robust source of recurring revenue.

NMTV combines local market, viewer controlled, music video, and television jukebox network. The Company intends to produce and distribute twenty-four hours of television content compiled of the latest music videos from the industries top record labels & recording artists. Online distribution will begin in third/fourth quarter, with music video content targeted at the age group of (12 to 35). Revenue is expected to be generated through traditional local market television advertisers, station promotions & contests, programming sponsorship, monthly viewer subscriptions, viewer music video orders, direct response commercials, per inquiry commercials, infomercials, and paid programming purchases.

NMTV is launching its television market penetration utilizing VBN owned TV properties, leased broadcast stations, and the internet based online streaming video distribution. NMTV will provide a twenty-four hour source for television programming content for all VBN television properties. As a by product of meeting VBN station programming needs, the Company is positioned to provide a powerful affiliate station platform, providing non-VBN owned stations programming & content distribution solutions. The television industries continued expansion of channel capacity for consumer subscriptions of cable, satellite, and broadcast television services is fueling a huge demand for 24 hour turn key, automated programming content solutions. The demographically targeted viewer profile & interactive viewer revenue features are the key factors, in our managements’ opinion, of interest for rapid affiliate station expansion.

VMP is a specialized television production service provider, creating programming & content solutions. The Company utilizes state of the art video/audio studio facility relations to create new entertainment television content. VMP has access to the latest A/V technology resources providing television quality video production in standard video, high definition video, full animation, high-end graphics, and talent. The creation of demographically targeted, custom branded, interactive television entertainment is being implemented in the “Ask The Specialist” educational medical series project.

In addition to specific programming projects, traditional video/audio services are provided the for the mainstream TV industry. Services include commercials, direct response campaigns, infomercials, corporate videos, promotional videos, educational videos, and instructional videos.

The Company is concentrating production efforts on the ongoing production of “Ask The Specialist.” The general summary of the project is a multifaceted distribution platform of educational medical video programming. The project provides a video based medical procedure library in varied formats including a national television series, accredited CME Level I & II video learning programs, and an Internet based, searchable, discipline categorized, medical video library resource. Our specialists have been engaged by us as outside independent contractors.

The VMP revenue model is based on the sale of traditional & custom production services, programming sponsorship, project advertising, CME subscriptions, and physician CME credit tracking & verification services.

We believe that future opportunities will exist as the ATS brand is developed further using a network of specialized physicians to assist in continued development. To capitalize on this, the Company has contemplated developing a web-based resource that provides resources, forums, and networking targeted at specific physician groups. The concept relies on the following requirements:

•	Focused on a close-knit community of similarly disciplined physicians who can share concerns and issues in the treatment of similar patients, diseases, and problems to solve;

•	Provide high quality content (developed, in part, in-house at VBN) to the targeted audience;

•	Develop and deliver meaningful value-added educational materials; and

•	Offer career and or practice development information to address the often-overlooked business aspect of medicine.

Vision Broadcast Network Products & Services

VBN operations are structured to maximize revenue potential from the two main areas of the television business; distribution and content. By owning or managing the television network distribution platform, multiple revenue streams can be created from providing paid distribution of third party created programming content and through the creation & distribution of Company owned commercialized programming.

A.	Network Distribution

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VBN owned, managed, and affiliated stations will offer paid programming distribution opportunities creating another source of additional revenue by providing distribution to third party, independent national networks, desirous of expanding their respective household reach.

•	VBN stations will offer paid programming distribution opportunities for direct to consumer marketers, home shopping networks, and religious programmers.

•	VBN will create, produce, and air, Company owned short form direct response commercials and long form infomercials.

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VBN will provide airtime inventory for paid direct response, commercials, infomercials, embedded sponsorship branding programs, engagement-marketing programs, and per inquiry revenue sharing commercial spots.

B.	Advertising. Sponsorship, and Production Sales

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VBN will offer small to medium sized local business operators a cost effective, competitively priced, traditional television advertising solution including: 15 second, 30 second, 60 second, and 120 second custom local television commercial spots. Management contends that the low (in our estimation) operating cost of VBN stations allow for material savings to be passed directly to the local advertiser.

•

In cooperation with the Naked Music TV Network, VBN will create embedded sponsorship marketing programs, designed to provide timed programming block sponsorship as an alternative to traditional interruptive advertising strategies.

I.	Vision Media Productions, Inc.

VMP is the internal working production division of VBN. Vision Media Productions provides a fixed cost for internal production projects including “Ask The Specialist” and “Naked Music Television.” VMP provides VBN core projects, cost efficiency by creating a fixed overhead for VBN studio, and production needs versus outside sub-contracted production services. This division of VBN also provides will proivde additional revenue streams from production, studio, media buying and editing services. With the imminent demand for new content driven by the expansion of channel capability across all TV mediums, VBN believes production revenues will see a consistent growth over the next 24 to 48 months. VBN offers high quality, low cost, local commercial spot advertising video production services for the creation of custom television commercials (15 second, 30 second,: 60 second, 90 second, and 120 second commercial spots). VBN production service sales will also offer consumers the ability to create direct response commercials, infomercials, corporate videos, branded/engagement marketing programs, custom graphics, animation, web design, and other similarly related commercial video productions.

II.	Ask The Specialist

Ask the Specialist is a specialized multimedia, medical educational resource, focused on providing an interactive information platform to consumers and physicians. The project has been developed in cooperation with many of the nations top multidisciplinary medical professionals, hospital facilities, and continued medical education organizations. Many of our intended specialists have been engaged by us as outside independent contractors. ATS has three main components, which include a national (1) hour television program, online video medical education resource library and continued medical education learning platform for physician training. Each main area of ATS unique revenue opportunities, which include sponsorship, advertising, marketing, and subscription bases revenue streams. The project has been in full production since November of 2007. The current medical categories include, Plastic Surgery, Cardiology, Urology, Oncology, Orthopedics Podiatry, and Gastrointestinal Medicine.

A.	Ask The Specialist National Television

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Medical educational production intensive TV project utilizing three distribution platforms designed to meet the physician and patient information needs of new procedures, techniques, equipment, drugs and therapies.

•	The parameters of the program have been defined by in a direct articulation the leading physicians across the nation.

•	Ask The Specialist utilizes national television as its main source of consumer awareness, user traffic and branding.

•	The television series is formatted as 1 hour program highlighting six physicians, which describe individual procedures in a cliff note format.

B.	Ask The Specialist Online

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Defined as a hybrid of “YouTube and WebMD,” providing physicians and consumer patients an exclusively video based medical education resource library. The library is categorized by discipline specialty and procedure.

•	The outline library will benefit in the form of traffic from the national television exposure generated by the ATS TV series.

C.	Ask The Specialist “Continued Medical Education” training.

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An industry welcomed enhancement to the existing methods of required physician training regiments. Every practicing Physician, Nurse, P.A., and tech in every category of medial specialty in the United States is required by law to maintain a specific level of continued education in the specific category of medicine being practiced.

•

In the formulation and execution of production for the “Ask The Specialist” television series and online medical resource, physician feedback has lead to the development of a welcomed advancement to continued medical education.

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By utilizing VMP’s production expertise and top physician input “ATSCME” was created to provide an efficient and economical alternative to the existing CME environment. The library of high quality video footage used in the creation of the TV series and online medical resource allows for the reformatting content to provide a hose of CME services including online, CD subscriptions and conferences.

IV.	Naked Music TV

VBN created the Naked Music Television Network in December 2008, thus giving VBN a blanket station programming affiliation agreement for 24 hours of viewer controlled music programming content for Company owned or managed stations, and exclusivity to act as the affiliate management broker for third party non related television distribution systems desirous of distributing the Naked Music Television programming content via cable, broadcast, satellite, and internet television delivery systems.

A.	Naked Music TV Core Business

•	Implementation of advertising sales efforts for non-company owned managed stations.

•	Programming block sponsorship sales for embedded sponsorship and engagement marketing via “live” VJ and regular music programming slots.

•	Development of prepaid, on location, Naked Music TV “Live broadcast” sponsorship events.

B.	Implementation of Naked Music TV Affiliate Expansion Program

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VBN to provide a turn key 24/7 television programming system for non Company owned or managed broadcast stations, cable systems, internet, and satellite television distribution systems in need of revenue generating programming.

•	Affiliate problem participant provide VBN with additional commercial spot inventory.

•	Affiliate enrollment enlarges VBN viewer base for the enhancement of direct to consumer viewer sales revenue.

C.	Naked Music TV Viewership Revenue Opportunities

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Develop and implement paid subscription programs for local market viewers. The VIP viewer video request platform is similar in concept to the former broadcast TV network “The Box Music Television”. The NMTV model generates recurring viewer revenue by charging a monthly subscription fee or pay per request fee versus a pay per request fee.

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Develop and implement local viewer “Shout Out” service. This pay per message service would allow viewers to send text messages from cellular phones or computer emails which would be seen by all local market viewers.

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Develop and implement localized SMS Marketing services. These services will generate recurring viewer revenue by creating marketing campaigns sent directly to the cell phones of the viewing audience as well as other mobile communication devices.

•	Develop and implement m-commerce strategies. Viewer cell phones shall be repurposed as a point of purchase. Downloads, products and services can be sold directly to viewers.

V.	Future Spectrum Value & Alternative Revenue Opportunities

In managements estimation, television communication frequencies are considered to be part of one of the best types of federally licensed spectrum properties available today. Due to its large capacity bandwidth and mobile capabilities, low power community broadcast television (LPTV) wireless communication properties could be the best spectrum position for future subscriber based mobile voice, data & video communication distribution systems. The VBN stations could be used in the same manner as current wireless communication service providers, delivering new combinations of television, high speed internet, voice, data, and video content services with super high speed connectivity provided by its substantial bandwidth.

New media industry regulatory changes are fueling the aggressive entrance of financially powerful technology companies like Google and AT&T, who are bidding billions of dollars in a closed auction to enter into the same television frequency space.

VBN plans on preserving the valuable communication spectrum by operating constructed stations with a proven music television revenue model. We believe this strategy will allow for the asset value of the station group to increase, as the new technology is proven, developed, standardized, and available to implement at a low Station to VBN.

A.	Liquidation of Duplicate or Non Strategic LPTV Properties

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In several markets VBN owns or controls more than one television channel. In these specific cases, the Company can generate revenue by leasing the station to a third party or placing the station for sale providing financing to the buyer internally.

Using FCC auction sales figures for television spectrum properties a reasonable television spectrum valuation would be calculated at a price of $2.50 per potential subscriber per megahertz. Using this formula, VBN spectrum has a potential value of over $60,000,000.

•	The current F.C.C. spectrum auction has exceeded 19 billion dollars in qualified bids. VBN controlled spectrum is in the same frequency category of licenses currently being auctioned.

•	The final spectrum purchase totals from the completion of the auction could multiply the price per potential subscriber many times over, creating a significantly higher value of VBN licenses.

B.	Data Casting Services

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The spectrum, in which VBN stations operate, is also suited for wireless data communication services. Due to the large capacity of the television spectrum, recurring subscriptions services could be offered providing viewers with the ability to access information in a similar structure to a WIFI system. This type of subscription service is being made possible by the low cost of computer based USB plug in television receivers. This simple plug and play device turns all computers into television sets, allowing for users to watch over the air television broadcasts through their computers while utilizing other software applications simultaneously. VBN believes the target demographics of the Naked Music TV viewer are the perfect match for the potential subscription to the suggested wireless service.

•	VBN will continue to develop relationships with potential wireless data providers.

Marketing

Each operational entity of VBN has a specific marketing program designed to maximize revenue results while keeping costs to a minimum. Each division’s marketing plan is similar in structure utilizing a centralized location and dedicated staff to generate the desired beneficial results of recognition, branding, traffic, viewership, and revenue.

Local Station Marketing

Vision Broadcast Network’s core efforts are centered on the traditional operational of local based broadcast television stations. This focus demands two areas of marketing, viewers & local business advertisers. The viewer profile is categorized as “Generation X & Y” which is the (12-35) age group.

Areas of Focus:

•	Middle & High Schools

•	Community & State Colleges

•	Community Congregation Centers

•	Shopping Malls

•	Fairs

•	Amusement Centers

•	Entertainment Centers

•	Newspaper, Magazine & Local Internet information sources

•	Local Radio stations

II.	Vision Media Productions

The specialized division of VBN is the exclusive provider of state of the art production services focused on ATS & NMTV. The arenas provide a constant source of custom production projects from industry related to our in house programs. Additional production service marketing will be executed in television related periodicals, conferences, trade shows and local market exposure for retail advertising, marketing, branding, infomercials, direct response, corporate videos, animation, graphics, educational videos, instructional videos, and other custom production services.

•	Internet

•	Television & Production

•	Industry Periodicals

•	Medical & Music Conference & Shows

•	Local & National Business Directories

•	Medical Industry business including device, equipment, pharmaceutical, medical facilities and education centers

III.	Ask The Specialist

To maximize the awareness, viewership, and online traffic of “The ATS” program, marketing efforts will be concentrated in the following areas:

A.	ATS Television Series

•	Local & National periodicals

•	TV listings

•	Program series full-page advertisements

B.	ATS Online

•	Search Engines

•	Industry Sponsor Links

•	Facility Partner Links

•	Education Partner Links

C.	ATS Continued Medical Education

•	Physicians

•	Industry

•	C.M.E Organizations

IV.	Naked Music TV

This general marketing plan will be developed based on the local market needs and customized for each market. Regional/National marketing campaigns will be approached in a similar fashion. The different channels used are as follows:

•	Print: Newspaper, local magazine, flyers, posters, middle and high school newspaper

•	Street: Flyer/Poster distribution, Mix tapes, Mix DVDs, Wrapped Vehicles (Scion xB)

•	Radio: College and Commercial Radio

•	TV: Local insertion on cable (BET, MTV, FUSE, VH1, Nick). Local broadcast stations.

•	Online: Facebook, Myspace, e-mail blast campaigns, Youtube, Google

•	SMS: Text blast

•	Premium Give Aways: T-shirts, Key Chains, bumper stickers, playing cards …

•	On-Air: Imaging, Destination Programming, Special Events, Live Remote Broadcasts.

Budgets for each campaign will be created based on key market variables. Budget allocation will include production of ads and street team along with the cost of media. In addition, Trade/barter will be used whenever possible. This multi-layered approach will give us the ability to reach our core audience as well as reach new viewers. We can enhance our relationships with our advertising partners by placing signage at store location throughout our viewing area. Each component of these promotions will be closely monitored for feedback via e-mail, phone and text to determine impact on the market and future budget allocation.

Growth

Guiding Principals of Growth

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Further develop, expand, and perfect the centralized low cost operating structure to optimize operational efficiency and focus all available Company resources and efforts for the increase of sales revenue and profits.

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Seek station power increases, larger potential audience from increase of household coverage, and market relocation reengineering application to be filed with the F.C.C. to relocate VBN stations to larger markets.

•	Seek local cable carriage for each operational VBN station on all local market cable and satellite systems.

•	Leverage the F.C.C’s initiative to increase the availability and coverage of free minority programming to gain both cable carrying and class “A” status for all VBN stations.

•	Expand and improve network distribution capacity from 1 million households to over 10 million U.S. households with in the next three years.

Management of our Company will continue to develop the two main areas of VBN business operations. The primary focus will be the construction and operation of network of LPTV stations designed to carry the Naked Music TV programming. We anticipate that while stations are being constructed sales and marketing efforts will grow in parallel to the number of stations operated by the Company.

•	Expand and attain comprehensive coverage of midsize markets in the US, by initially focusing on un-cabled, over the air television households.

•	Add an average of one new broadcast television station per month to the network: 12-18 total broadcast markets by year-end 2010.

•	Finance the expansion primarily from reinvestment of earnings, equipment leasing, investor capital and debt.

•	Increase the number of stations with local cable carriage in the system and develop carriage relations with cable service providers.

•	Develop direct satellite uplink capabilities by the end of 2010.

•	Expand the network’s reach from regional to nationwide coverage through cooperative relationships with existing larger television broadcast networks.

•	Develop Company generated and satellite delivered programming, when it can be cost-justified through greater distribution.

•	Sales Training will be ongoing and include a comprehensive video sales training system, company training manual, group meetings and individual coaching.

•	Each salesperson’s performance will be closely tracked including call volume, new accounts, size of accounts, closing ratios, and other performance metrics.

•	Customer service will include scheduled service calls and personal written correspondence. No formal customer service department is currently planned, but one may be added in the future.

Industry Overview

The TV industry continues to grow exponentially, with total family daily home use of TV sets average at an all time high, according to Neilson reports, of over 8 hours and 20 minutes. Despite the proliferation and availability of cable television, according to Neilson reports, an amazing average of 25 percent of U.S. households view only over-the-air broadcast television and do not subscribe to cable TV. In some markets, the cable penetration numbers can be higher than average or in some cases significantly lower than average. Many VBN markets have lower than average cable penetration figures. The figures for over the air broadcast are also significantly higher with respect to minority populations. The minority television viewers of Black and Hispanic ethnic groups are being overlooked and therefore underserved by the large television networks. These underserved households are one of VBN’s target viewer markets. This is an attractive advertising market segment largely due to the limited viewing options available to the minority groups. VBN gives advertisers more “bang for their buck,” because over-the-air viewers have 4 to 10 channels to watch versus 50 or more for cable subscribers.

LPTV Market & Opportunity

The FCC created Low Power Television (LPTV) in 1982 to expand local television programming service. There are currently over 2,500 licensed LPTV stations operating in approximately 1,000 communities throughout all 50 states. Viewers can see no difference in the appearance of low power versus full TV broadcasts on their TVs. The only difference between the two is their broadcast range; low power stations have a minimum radius of 15-25 miles versus 35-50 miles for full power stations. There are several advantages to LPTV which include:

•	LPTV station construction costs average, in our estimation, between $100,000 to $200,000 to construct versus $2 to $5 million for full power stations.

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Station automation and improved satellite communications technology, significantly reduces the cost of operating an LPTV station, allowing for an unmanned remote controlled network of broadcast stations.

•	LPTV stations are not subject to as many stringent FCC rules and regulations, with which full power stations must comply.

•	FCC licenses are available, and growing a network provides attractive economies of scale for long term third party paid programming relationships.

Market and Regulatory Trends

Telecommunications deregulation, including expansion of ownership and coverage limits, and approval of duopolies, continues to improve the environment for broadcasters. Other significant market trends include:

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Increased Power Allowances for LPTV by the FCC increases limits from 1000 watts for UHF and 10 watts for VHF to 3000 watts and 150,000 watts respectively. The proposed power increases will allow for larger signal coverage patterns, cover more households within the markets VBN serves. This alone will expand Vision Broadcast Network’s coverage from 1 million to almost 4 million people.

•	“Class A Status”, newly created by the FCC strengthens LPTV broadcasters hold on their broadcast spectrum.

•	The market demand for television broadcast properties continues to be very high.

•	Emerging networks such as CW, Telemundo, and Univision, are using LPTV stations to expand their coverage.

•	The pursuit of economies-of-scale and greater operating leverage has driven network consolidation and increased acquisition activity from radio stations and newspaper groups.

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In 1992 the average full power television station sold for S3 million dollars, in 1997, $65 million and by 1998, over $100 million. Today, full power television stations can be sold for 100’s of millions of dollars, dependent upon the market it serves.

Target Market of Viewers & Advertisers

Viewers targeted by the VBN stations carrying the Naked Music TV programming are a multicultural and ethnically diverse group in the 12 to 35 year old range. We believe that the current gender viewership averages 55% male and 45% female respectively.

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Our management believes that urban communities, Hispanics, and middle-class African Americans watch more television and are more brand conscious than the general population. Also, our management contends 57% are in the central cities of metropolitan areas, compared to 31% of the total population.

•	A market for quality, proven programming appeals to advertisers who are also interested in supporting community based programming.

•	Minority & Hispanic Market: VBN currently has programming affiliation agreements that effectively targets multiple cultures and ethnic backgrounds of Generation “X” & “Y” youth populations.

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Another strong segment of the Company’s potential distribution is the Hispanic market. In management’s opinion, a majority of Hispanic households do not subscribe to cable and watch only over-the-air TV.

Advertisers that will be targeted include local small to midsize businesses. Potential advertisers include; cellular phone companies, car dealers, etc. As the network grows, national advertisers will also be targeted including entertainment, beverage, fast food, automotive, retail, insurance, travel industries, etc.

•	VBN currently has (3) sales associates cultivating advertising prospects from existing advertisers in the local markets for the Company’s managed stations.

•	Local market advertising prospects will continue to be collected and compiled in VBN’s custom contact database for each market in which the Company has current or scheduled station operations.

•	Sales of local advertising spots are scheduled to begin 2nd quarter of 2010.

COMPETITION

The Company’s television stations compete with the broadcast television networks and the other television broadcasting stations in their respective market areas. In addition, the Company’s broadcast television stations compete with other traditional advertising media, including cable television networks, newspapers, radio, magazines, outdoor advertising, transit advertising, and direct mail marketing, as well as newly developing Internet advertising alternatives and digital television programming services.

According to the TVB (Television Bureau of Advertising) TV Basics Newspapers had been the No. 1 ad medium in the U.S. since 1776. Television Bureau of Advertising reports that in 1994 the advertising community, voting with their dollars, made TV No. 1 for the first time. Since then, according to Television Bureau of Advertising TV has widened its lead over newspapers to $3.8 billion as follows:

MAJOR MEDIA	(In Millions)
Television	$50,440
Newspapers	46,648
Direct Mail	41,403
Radio	17,215
Yellow Pages	12,652
Magazines	11,433
Source: Universal McCann

Competition in the broadcast television network industry occurs on a national basis and not with respect to any specific market. Competition within the television broadcast station industry occurs primarily in individual market areas, so a station in one market does not generally compete with stations in other market areas. In addition, the Company’s television stations face competition from, respectively, other broadcast networks and other stations in each of the Company’s station markets with substantial financial resources, including, in certain instances, networks and stations whose programming is directed to the same demographic and psychographics groups. In addition to management experience, factors that are material to competitive positions include a station’s rank in its market, authorized power, assigned frequency, audience characteristics, local program acceptance and the programming characteristics of other stations in the market area.

Other independent TV networks, many of which own LPTV stations, include the following:

•	ACME Communications, Inc. - Nasdaq ACME

Founded in 1997, the company owns and operates 10 TV stations in midsized markets in nine states. Nine of the stations are affiliates of The WB Television Network., ACME’s non-WB affiliate is a UPN affiliate. It has a cross-programming agreement between three of its WB stations and three UPN stations in markets where the two networks don’t compete.

•	Benedek Communications Corporation - Private

The company owns nearly 25 television stations primarily in small and medium-sized markets in the Midwest and South. The company’s stations are affiliated with all four major networks. In addition, Benedek Communications has local sales and promotions agreements with The Warner Bros. Television Network’s small-market WeB cable channel, which carries Warner Bros. programming.

•	BHC Communications, Inc. - AMEX BHC

BHC Communications faced its own Smackdown while wrestling over the future of the United Paramount Network (UPN). BHC owns six VHF and four UHF television stations (most carry UPN programming) through wholly owned subsidiaries Chris-Craft Television and Pinelands, and 58%-owned United Television. Former UPN partner Viacom exercised a clause in its contract and offered either to buy all of UPN, or sell its half-interest to BHC for just $5 million

•	Media Group, Inc. - Nasdaq UCTN

CTN Media Group (formerly College Television Network) knows what college students really do with their time — watch TV. The company operates a satellite TV network delivering 24-hour programming (music videos, CNN news, and sports) to more than 600 colleges CTN and universities. The programming is aired where the all-important 18-to-24 crowd congregates — dining halls and student unions.

•	Emmis Communications Corporation - Nasdaq Emms

Emmis Communications (formerly Emmis Broadcasting) Emmis has interests in radio and TV broadcasting, and magazine publishing. It owns seven radio stations in Chicago, Los Angeles, and New York City (the three largest US radio markets); as well as about 17 others in Arizona, Colorado, Indiana, and Missouri. It also owns two in Argentina (majority stake); one in Hungary; and two radio networks (AgriAmerica and Network Indiana) in Indiana. In TV, the firm has 22 stations scattered across 12 states. Emmis publishes Atlanta, Cincinnati, Indianapolis Monthly, Los Angeles Magazine, and Texas Monthly. Chairman Jeffrey Smulyan controls 20% of the firm.

•	Entravision Communications Corporation - NYSE EVC

The company generates more than 40% of sales through its television operations; it is the largest affiliate of #1 Spanish-language network Univision and operates about 30 stations across the US. Entravision also owns 60 radio stations (including pending acquisitions) in many of the country’s largest Hispanic markets, such as Chicago, Houston, Los Angeles, and Phoenix.

•	Hispanic Television Network, Inc. - Nasdaq HTVN

HTVN’s Spanish-language network, Television Hispana, is broadcast by more than 40 affiliates in the US (HTVN owns, operates, or has agreed to buy 25 of these stations). The network airs programs ranging from Quien Tiene la Razon, the Spanish-language answer to The Jerry Springer Show, to family entertainment program Chiqui Show. HTVN also owns American Independent Network (AIN), an English-language TV network with more than 35 affiliates.

•	LIN Television Corporation

LIN Television owns and operates 10 television stations, mostly in the Midwest and Northeast, of which three are NBC affiliates, four broadcast CBS programs, one is affiliated with the ABC network, and one in Puerto Rico is independent. It also owns one-third of another ABC affiliate in Illinois. Through local marketing agreements, LIN also operates one FOX and two WB affiliates. The company also owns nearly 30 low-power stations. It has formed a joint venture with 21st Century Group to build a new station in Wichita, Kansas (KWCV-TV, which will be a WB station).

•	Sinclair Broadcast Group, Inc.

The company owns or provides programming to more than 60 TV stations in 40 markets, reaching 25% of US households. SBG, which focuses on local advertising revenues, has affiliates for all the major networks (ABC, CBS, NBC, FOX, UPN, and WB), allowing access to first-run programming. The company sold almost 55 radio stations to Entercom Communications in 1999 and 2000, so it can focus on television.

•	Telemundo Holdings, Inc. - Private

Telemundo Holdings, which is struggling to increase its share (currently 15%, compared to #1 Univision’s 82%) of the Hispanic television viewing audience. The company owns eight full-power and 16 low-power TV stations in the US and Puerto Rico. Its programming operations were sold to Telemundo Network Group. That company still provides 24-hour programming to Telemundo Holdings stations and affiliates in more than 60 US markets, including the nearly all of the largest Hispanic markets. Now, though, the company plans to merge with Telemundo Network Group.

•	Univision Communications Inc.

The company’s Univision Network is the #1 Spanish-language network in the US, reaching more than 90% of Hispanic households through 19 TV stations owned by the Univision Television Group, 33 broadcast affiliates, and nearly 1,100 cable affiliates. The company produces almost half of its programs and has exclusive deals to air programs produced by Mexico’s Grupo Televisa and Venezuela’s Venevision. Univision also owns Spanish-language cable network Galavision, with about 10 million subscribers.

EMPLOYEES

The Company has 15 full-time employees

The Company has engaged numerous independent contractors for a period of one year (from October 1, 2008 through September 30, 2009) to act as Advisors and to facilitate for the sponsorship for the Company’s programming and distribution services. The independent contractors are compensated in shares of common stock and with a royalty payment of ten percent (10%) of any sponsorship funds received.

REGULATORY MANDATES

No industry specific governmental approvals are needed for the operation of our business.

REPORTS TO SECURITY HOLDERS

We will make available free of charge any of our filings as soon as reasonably practicable after we electronically file these materials with, or otherwise furnish them to, the Securities and Exchange Commission (“SEC”). We are not including the information contained in our website as part of, or incorporating it by reference into, this report on Form 10.

As a result of it’s filing of the original Form 10, the Company has become subject to the reporting obligations of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These obligations include filing an annual report under cover of Form 10-K, with audited financial statements, unaudited quarterly reports on Form 10-Q and the requisite proxy statements with regard to annual shareholder meetings. The public may read and copy any materials the Company files with the Securities and Exchange Commission (the “Commission”) at the Commission’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0030. The Commission maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission.

ITEM 1A- RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below before deciding to purchase shares of our common stock. If any of the events, contingencies, circumstances or conditions described in the risks below actually occurs, our business, financial condition or results of operations could be seriously harmed. The trading price of our common stock could, in turn, decline, and you could lose all or part of your investment.

Inability to Manage Growth

Over the past year the Company has experienced significant growth, which has placed a strain on resources and will continue to do so in the future. Failure to manage this growth effectively could adversely affect the Company’s profitability. If the Company is not successful in managing or expanding its operations or maintaining adequate management, financial and operating systems and controls, performance will be adversely affected.

Fluctuations in Cost or Availability of Advertising Revenue

The Company’s business model is based predominately on advertising sales at the national, regional, and local levels. A slow down in the economy could have a direct negative effect on the future growth of the business.

Lack of Compliance with Industry Laws and Regulations

The Company operates in a highly regulated industry. Failure of the Company to comply with rules and regulations of various federal, state and local government authorities could lead to significant financial impact. The Company may not always have been and may not always be in compliance with these requirements. Failure to comply with these requirements may result in, among other things, class action lawsuits, administrative enforcement actions and civil and criminal liability.

Inability to Protect Intellectual Property or Involvement in Litigation

Trademarks and other proprietary rights are important to our success and its competitive position. Although the Company seeks to protect its trademarks and other proprietary rights through a variety of means, it cannot assure that the actions taken are adequate to protect these rights.

We my also license content from third parties in the future and it is possible that it could face infringement actions based upon the content licensed from these third parties.

Potential Liability Claims

Although the Company maintains a one million dollar ($1,000,000) liability insurance policy with National Association of Broadcasters Libel/First Amendment Insurance Plan with ($1,000,000) per occurrence, private litigation or governmental litigation is a material liability that could adversely impact the Company and the industry in general. The Company makes every effort to minimize these risks by its internal policies and ensuring proper training of its staff. The Company is committed to continuing education for both its management team and its employees at all levels.

Aside from a potential liability claims, an accusation or investigation could adversely affect the Company’s profitability simply by its allegation.

The Company has both a Directors and Officers Liability Insurance Plan and a National Association of Broadcasters Libel/First Amendment Insurance Plan with $1MM coverage per occurrence for each. We monitor and produce shows, and there is always a chance of things being said that could be considered libel. We run all networks on a seven-second delay, where we can censor all obscenities and questionable statements. The Company feels that we have more than sufficient insurance for these possibilities.

Potential FCC and Related State and Federal Agencies Infractions Is A Concern

Additionally, though the Company receives expert advice from management and consultants regarding complying with FCC regulations, the regulations are very complex and, in some instances, subject to interpretation. The Company is primarily regulated by the FCC (Federal Communications Commission) which has jurisdiction over granting licenses and monitoring what goes out over the public airwaves.

Licenses are granted to radio stations every ten years. The basic basis of the FCC license is that the operator of the station serves the needs of the public to which it broadcasts to. Each radio station does upwards of 40 hours, or more, of community service, which covers the broad spectrum from religious shows to local government shows to local news throughout the day and local sporting events. The Company maintains a public file documenting all we do, and the public file is available to any person for investigation at any time. Our two radio networks do not need direct FCC licenses but are responsible to the FCC for content and standards which we adhere to.

The Company Is and Will Be Highly Dependent Upon Management

The Company will rapidly and significantly expand operations and anticipate that significant expansion of its operations will continue to be required in order to address potential market opportunities. The rapid growth will place, and is expected to continue to place, a significant strain on management and the Company’s operational and financial resources. The Company’s success is principally dependent on its current management personnel for the operation of its business.

We have a limited operating history, which may make it difficult for investors to predict future performance based on current operations.

We have limited operating history upon which investors may base an evaluation of our potential future performance. We have had limited operations and have incurred net losses of $2,918,800for the period beginning June 1, 2007 (Inception) through March 31, 2009, and have not generated any revenues from operations We have had no significant revenues to date. As a result, there can be no assurance that we will be able to develop consistent revenue sources, or that our operations will be profitable. Our prospects must be considered in light of the risks, expense and difficulties frequently encountered by companies in early stage of development.

We must, among other things, determine appropriate risks, rewards and level of investment in each project, respond to economic and market variables outside of our control, respond to competitive developments and continue to attract, retain and motivate qualified employees. There can be no assurance that we will be successful in meeting these challenges and addressing such risks and the failure to do so could have a materially adverse effect on our business, results of operations and financial condition.

We may need additional financing which we may not be able to obtain on acceptable terms. If we are unable to raise additional capital, as needed, the future growth of our business and operations would be severely limited.

A limiting factor on our growth, including our ability to enter our proposed markets, attract customers, and deliver our product in the targeted markets, is our limited capitalization compared to other companies in the industry. While we intend to rely on investments initially and plan to start generating revenue in second quarter of 2010, no assurances can be provided that we will generate revenue or generate enough revenue to cover costs.

If we raise additional capital through issuance of debt, this will result in increased interest expense. If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of the Company held by existing shareholders will be reduced and our shareholders may experience significant dilution. In addition, new securities may contain rights, preferences or privileges that are senior to those of our common stock. There can be no assurance that acceptable financing necessary to further implement our plan of operation can be obtained on suitable terms, if at all. Our ability to develop our business could suffer if we are unable to raise additional funds on acceptable terms, which would have the effect of limiting our ability to increase our revenues or possibly attain profitable operations in the future.

We may issue additional shares of common stock in the future, which could cause dilution to all shareholders.

We have a large amount of authorized but unissued common stock, which our Board of Directors may issue without stockholder approval. We may seek to raise additional equity capital in the future to fund business alliances, develop new prototypes, and grow our manufacturing and sales capabilities organically or otherwise. Any issuance of additional shares of our common stock will dilute the percentage ownership interest of all shareholders and may dilute the book value per share of our common stock.

RISK FACTORS CONCERNING INVESTMENT IN OUR COMPANY

There is currently no public market for our shares, and if an active market does not develop, investors may have difficulty selling their shares.

There is currently no public trading market for our common stock except on the “pink sheets”. We anticipate having a registered broker-dealer file a Form 211 with the Financial Industry Regulatory Authority that would permit our common stock to be quoted for trading on the OTCBB, but we cannot be sure that such an effort would be successful. If and when our stock does begin trading, we cannot predict the extent to which investor interest in the Company will lead to the development of an active trading market or how liquid that trading market might become. If a trading market does not develop or is not sustained, it may be difficult for investors to sell shares of our common stock at a price that is attractive. As a result, an investment in our common stock may be illiquid and investors may not be able to liquidate their investment readily or at all when they desire to sell.

Our common stock is deemed to be a “Penny Stock,” which may make it more difficult for investors to sell their shares due to suitability requirements.

The SEC has adopted regulations that define a “penny stock,” generally, to be an equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to specific exemptions. This designation requires any broker or dealer selling our securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities. These rules may restrict the ability of brokers or dealers to sell our common stock and may affect the ability of shareholders to sell their shares.

Finra sales practice requirements may also limit a stockholder’s ability to buy and sell our stock.

In addition to the “penny stock” rules described above, the Financial Industry Regulatory Authority (FINRA) has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

Failure to achieve and maintain effective internal controls in accordance with section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and operating results.

It may be time consuming, difficult and costly for us to develop and implement the additional internal controls, processes and reporting procedures required by the Sarbanes-Oxley Act. We may need to hire additional financial reporting, internal auditing and other finance staff in order to develop and implement appropriate additional internal controls, processes and reporting procedures. If we are unable to comply with these requirements of the Sarbanes-Oxley Act, we may not be able to obtain the independent accountant certifications that the Sarbanes-Oxley Act requires of publicly traded companies.

If we fail to comply in a timely manner with the requirements of Section 404 of the Sarbanes-Oxley Act regarding internal control over financial reporting or to remedy any material weaknesses in our internal controls that we may identify, such failure could result in material misstatements in our financial statements, cause investors to lose confidence in our reported financial information and have a negative effect on the trading price of our common stock.

Pursuant to Section 404 of the Sarbanes-Oxley Act and current SEC regulations, we will be required to prepare assessments regarding internal controls over financial reporting furnish a report by our management on our internal control over financial reporting. We have begun the process of documenting and testing our internal control procedures in order to satisfy these requirements, which is likely to result in increased general and administrative expenses and may shift management time and attention from revenue-generating activities to compliance activities. While our management is expending significant resources in an effort to complete this important project, there can be no assurance that we will be able to achieve our objective on a timely basis. There also can be no assurance that our auditors will be able to issue an unqualified opinion on management’s assessment of the effectiveness of our internal control over financial reporting. Failure to achieve and maintain an effective internal control environment or complete our Section 404 certifications could have a material adverse effect on our stock price.

In addition, in connection with our on-going assessment of the effectiveness of our internal control over financial reporting, we may discover “material weaknesses” in our internal controls as defined in standards established by the Public Company Accounting Oversight Board, or the PCAOB. A material weakness is a significant deficiency, or combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. The PCAOB defines “significant deficiency” as a deficiency that results in more than a remote likelihood that a misstatement of the financial statements that is more than inconsequential will not be prevented or detected.

In the event that a material weakness is identified, we will employ qualified personnel and adopt and implement policies and procedures to address any material weaknesses that we identify. However, the process of designing and implementing effective internal controls is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a system of internal controls that is adequate to satisfy our reporting obligations as a public company. We cannot assure you that the measures we will take will remediate any material weaknesses that we may identify or that we will implement and maintain adequate controls over our financial process and reporting in the future.

Any failure to complete our assessment of our internal control over financial reporting, to remediate any material weaknesses that we may identify or to implement new or improved controls, or difficulties encountered in their implementation, could harm our operating results, cause us to fail to meet our reporting obligations or result in material misstatements in our financial statements. Any such failure could also adversely affect the results of the periodic management evaluations of our internal controls and, in the case of a failure to remediate any material weaknesses that we may identify, would adversely affect the annual auditor attestation reports regarding the effectiveness of our internal control over financial reporting that are required under Section 404 of the Sarbanes-Oxley Act. Inadequate internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our common stock.

The report of our independent registered public accounting firm contains explanatory language that substantial doubt exists about our ability to continue as a going concern

The independent auditor’s report on our financial statements contains explanatory language that substantial doubt exists about our ability to continue as a going concern. The report states that we depend on the continued contributions of our executive officers to work effectively as a team, to execute our business strategy and to manage our business. The loss of key personnel, or their failure to work effectively, could have a material adverse effect on our business, financial condition, and results of operations. If we are unable to obtain sufficient financing in the near term or achieve profitability, then we would, in all likelihood, experience severe liquidity problems and may have to curtail our operations. If we curtail our operations, we may be placed into bankruptcy or undergo liquidation, the result of which will adversely affect the value of our common shares.

We do not intend to pay dividends

We do not anticipate paying cash dividends on our common stock in the foreseeable future. We may not have sufficient funds to legally pay dividends. Even if funds are legally available to pay dividends, we may nevertheless decide in our sole discretion not to pay dividends. The declaration, payment and amount of any future dividends will be made at the discretion of the board of directors, and will depend upon, among other things, the results of our operations, cash flows and financial condition, operating and capital requirements, and other factors our board of directors may consider relevant. There is no assurance that we will pay any dividends in the future, and, if dividends are rapid, there is no assurance with respect to the amount of any such dividend.

The report of our independent registered public accounting firm contains explanatory language that substantial doubt exists about our ability to continue as a going concern

The independent auditor’s report on our financial statements contains explanatory language that substantial doubt exists about our ability to continue as a going concern. The report states that we depend on the continued contributions of our executive officers to work effectively as a team, to execute our business strategy and to manage our business. The loss of key personnel, or their failure to work effectively, could have a material adverse effect on our business, financial condition, and results of operations. If we are unable to obtain sufficient financing in the near term or achieve profitability, then we would, in all likelihood, experience severe liquidity problems and may have to curtail our operations. If we curtail our operations, we may be placed into bankruptcy or undergo liquidation, the result of which will adversely affect the value of our common shares.

SHOULD ONE OR MORE OF THE FOREGOING RISKS OR UNCERTAINTIES MATERIALIZE, OR SHOULD THE UNDERLYING ASSUMPTIONS PROVE INCORRECT, ACTUAL RESULTS MAY DIFFER SIGNIFICANTLY FROM THOSE ANTICIPATED, BELIEVED, ESTIMATED, EXPECTED, INTENDED OR PLANNED.

ITEM 2. FINANCIAL INFORMATION

MANAGEMENTS DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

You should read the following discussion in conjunction with the combined financial statements and the corresponding notes. The following discussion contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 relating to future events or our future performance. Actual results may materially differ from those projected in the forward-looking statements as a result of certain risks and uncertainties set forth in this prospectus. Although management believes that the assumptions made and expectations reflected in the forward-looking statements are reasonable, there is no assurance that the underlying assumptions will, in fact, prove to be correct or that actual results will not be different from expectations expressed in this report. Please see the section “Risk Factors” in Item 1A above for a discussion of the uncertainties, risks and assumptions associated with these statements.

The following is management’s discussion and analysis of certain significant factors that have affected our financial position and operating results during the periods included in the accompanying consolidated financial statements, as well as information relating to the plans of our current management. This report includes forward-looking statements. Generally, the words “believes,” “anticipates,” “may,” “will,” “should,” “expect,” “intend,” “estimate,” “continue,” and similar expressions or the negative thereof or comparable terminology are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, including the matters set forth in this report or other reports or documents we file with the Securities and Exchange Commission from time to time, which could cause actual results or outcomes to differ materially from those projected. Undue reliance should not be placed on these forward-looking statements which speak only as of the date hereof. We undertake no obligation to update these forward-looking statements. Actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those presented under the heading of “Risk Factors” and elsewhere in this prospectus.

We prepare our consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Our management periodically evaluates the estimates and judgments made. Management bases its estimates and judgments on historical experience and on various factors that are believed to be reasonable under the circumstances. Actual results may differ from these estimates as a result of different assumptions or conditions.

RESULTS OF OPERATIONS

Fiscal Year Ended December 31, 2008, Compared to Fiscal Year Ended December 31, 2007

TWELVE MONTHS ENDED DECEMBER 31, 2008 COMPARED TO TWELVE MONTHS ENDED DECEMBER 31, 2007

There was no revenue for the years ended December 31, 2007 and 2008 and three months ended March 31, 2009. The Company is still in a development stage and does not expect to start earning revenue until second quarter 2010

Operating expenses including Salaries and General, and Administrative Expenses increased from $90,000 for the year ended December 31, 2007 to $2,167,117 for the year ended December 31, 2008 due to additional expenses associated with the operations of the Company. The increase primarily due to additional for employees hired payroll and independent contractors hired by the Company. Payroll and associated costs was approximately $900,000 for the year. Professional fees, promotional, and travel expenses incurred in 2008 for the promotion and sales of the product is also part of the increase in administrative expenses.

As a result of the above the net loss increased from a of $90,000 for the year ended December 31, 2007 to $2,167,117 for the year ended December 31, 2008 due to the above analysis of Income and Expenses.

Current Assets

Cash increased from $50,055 on December 31, 2007 to $60,687 on December 31, 2008, primarily as a result of money advanced to related parties.

Liabilities

Current Liabilities increased from $90,055 at December 31, 2007 to $160,055 at December 31, 2008, due to a note payable of which proceeds were received in 2008.

Liquidity and Capital Resources

During the year ended December 31, 2008 and quarter ended March 31, 2009 the Company accepted subscriptions for 9,763,336 shares of common stock, at a prices of $.25 and $.75 per share, resulting in net proceeds of approximately $2.8 million after legal costs and commissions. No other warrants or options are associated with the stock purchase.

During the quarter ended March 31, 2009 management and executives of the Company elected to return 24,677,399 shares of common stock to the Company as part of a recapitalization of its shares. This was done by the executives in order to assist the Company in future raises of capital for the Company.

Historically, we have funded our operations through financing activities consisting primarily of private placements of debt and equity securities with existing shareholders and outside investors. Our principal use of funds has been for sales, marketing and for general corporate expenses.

We are financing our operations and other working capital requirements principally from the receipt of proceeds from private placements of our securities.

Management intends to use the balance of the proceeds from the offering towards the implementation of the business plan and to provide working capital and/or for future expansion of the Company’s operations.

It is probable the Company will require additional capital in order to operate its business and there are no assurances the Company will be able to raise that capital in the future.

Critical Accounting Policies

Accounting Policies and Estimates

The preparation of our financial statements in conformity with accounting principles generally accepted in the United States of America requires our management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Our management periodically evaluates the estimates and judgments made. Management bases its estimates and judgments on historical experience and on various factors that are believed to be reasonable under the circumstances. Actual results may differ from these estimates as a result of different assumptions or conditions.

As such, in accordance with the use of accounting principles generally accepted in the United States of America, our actual realized results may differ from management’s initial estimates as reported. A summary of significant accounting policies are detailed in notes to the financial statements which are an integral component of this filing.

Revenue Recognition

Revenue from product sales is recognized upon shipment to customers at which time such customers are invoiced. Units are shipped under the terms of FOB shipping point when determination is made that collectibility is probable. Revenues for services are recognized upon completion of the services. For consulting services and other fee-for-service arrangements, revenue is recognized upon completion of the services. The Company follows the guidance contained in the Securities and Exchange Commission’s Staff Accounting Bulletin (SAB) No. 104, which provides guidance on the recognition, presentation and disclosure of revenue in financial statements.

LIQUIDITY AND CAPITAL RESOURCES

The Company is continuing to inquire into new investments to provide for further research and development capital and to assist with further acquisitions over the next twelve months.

During the year ended December 31, 2008 and quarter ended March 31, 2009 the Company accepted subscriptions for 9,763,336 shares of common stock, at a prices of $.25 and $.75 per share, resulting in net proceeds of approximately $2.8 million after legal costs and commissions. No other warrants or options are associated with the stock purchase.

During the quarter ended March 31, 2009 management and executives of the Company elected to return 24,677,399 shares of common stock to the Company as part of a recapitalization of its shares. This was done by the executives in order to assist the Company in future raises of capital for the Company.

Historically, we have funded our operations through financing activities consisting primarily of private placements of debt and equity securities with existing shareholders and outside investors. Our principal use of funds has been for sales, marketing and for general corporate expenses.

In case financing will be not duly or not in full, we assume to start one of several alternative strategies.

OFF-BALANCE SHEET ARRANGEMENTS

We have not entered into any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources and would be considered material to investors.

ITEM 3.	PROPERTIES

Corporate headquarters and all business operations are located at One East Broward Blvd., Suite 700, Ft. Lauderdale, FL 33301.

The terms of our lease is as follows:

The initial lease was for a one year term ending Jan 1, 2009 that automatically renews if not terminated. Currently, our lease is renewed until December 31, 2009.

Monthly Rent: $4000; Plus $1,374 for phone and internet access; Plus $650 for Furniture

ITEM 4.	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS.

The following table lists stock ownership of our Common Stock. The information includes beneficial ownership by (i) holders of more than 5% of our Common Stock, (ii) each of the directors and executive officers and (iii) all of our directors and executive officers as a group. Except as noted below, to our knowledge, each person named in the table has sole voting and investment power with respect to all shares of our Common Stock beneficially owned by them.

Name and Address of Owner			Number of Shares Owned (1)	Percentage of Class(2)
Erick Mathe	37	Chief Executive Officer, Director	11,000,000	36.5%

Donald Jones	34	President, Chief Financial Officer, Director	2,000,000	6.6%

James Gallagher	—	Vice President, Director	0	0

Tony S. Das, MD FACC		Director	1,300,000	4.3%

Dr. Daniel Fortunato(3)		Director	200,000	Less than 1%

Dr. Jonathan Heistein		Director	1,324,000	4.4%

Officers and Directors			15,824,000	52%
As a Group (6 persons)

Mennen Gallas (4)			1,525,999	5.1%

(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities.
(2)	Based on 30,121,574 issued and outstanding.
(3)	Held in the name of Fortunato Consulting Services, Inc.
(4)	Includes shares held jointly with Stacey Gallas

CHANGES IN CONTROL.

There are no arrangements which may result in a change in control.

ITEM 5.	DIRECTORS AND EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Set forth below is information regarding the Company’s current directors and executive officers. There are no family relationships between any of our directors or executive officers. The directors are elected annually by stockholders. The executive officers serve at the pleasure of the Board of Directors.

Name	Age	Title
Erick Mathe	37	Chief Executive Officer

Donald Jones	34	President and Chief Financial Officer

James Gallagher	37	Vice-President

Tony S. Das, MD FACC	44	Director

Dr. Daniel Fortunato	60	Director

Dr Jonathan Heistein	39	Director

Erick Mathe, Chief Executive Officer and Director

Mr. Mathe has more than 15 years experience in the fields of marketing, sales and communications. At the age of 16 Mr. Mathe was recognized as the youngest individual to successfully pass the Series-3 broker exam. From 1987 to 1989, he worked as a commodity broker for Churchill Group, Inc. After a very successful career in commodities Mr. Mathe served as President of Metrocomm Communications, Inc., which acquired broadcast television construction permits and built four broadcast television stations in Florida. With the real world experience learned from running his own stations he formed Professional Marketing Consultants, which specialized in television and radio advertising for the local business. He also founded a private communication consulting firm specializing in the construction, financing and development of broadcast television stations. This vast knowledge earned him the position of Vice President of Tigereye Broadcasting Corporation, a broadcast operator and third party content television distribution company. Mr. Mathe has also served Enigma-Universal Media Group, Inc., as its vice president, founding MMAX, Mixed Martial Arts Xtreme in Latin America.

Donald Jones, President, Chief Financial Officer and Director

Mr. Donald J. Jones has over 10 years of specialized consulting experience in the areas of wireless communications, network marketing, and media sales. Mr. Jones’s expertise covers the critical areas of successful business operations, including the development of sales and marketing strategies, sales team management, and product sales presentations in the arenas of radio, television, media and wireless communication services providers. His creativity has lead to the emergence of successful sales teams utilizing his unique promotional tools catered to the custom needs of the various organizations. In addition to his knowledge and strong leadership skills in sales and marketing Mr. Jones spent 8 years with Bellsouth Communications as a senior technician. He has also been involved in the entertainment industry since 1997, which included acting, as well as the launch of a new recording label. In 1999 Mr. Jones helped produce and direct various stage performances, which toured the United States and parts of Canada for a period of four years. Mr. Jones joined the US Army after graduating high school in 1992. During his time in the military he learned the key aspects of wireless communications. His focus included installation and maintenance of communication towers, with special attention to installing antenna systems covering a broad range of communication systems within the frequency spectrum including LPTV.

James Gallagher, Vice President

Mr. Gallagher has more than fifteen years experience in the field of television and communications. Prior to VBN, Mr. Gallagher spent 12 years with Tiger Eye Broadcasting, a broadcast television operator as Vice President managing all their LPTV assets. His responsibilities included the licensing, construction, development and operation of the Company’s broadcasting assets as well as planning, developing and leading the rollout of the Company’s network in order to support Sales and Marketing’s efforts.

Tony S. Das, MD FACC, Director

Dr. Das is a board-certified interventional cardiologist who specializes in catheter-based therapy for heart and peripheral vascular disease. Dr. Das serves as the Director of Peripheral Interventions at Presbyterian Hospital in Dallas, TX. Dr. Das has been honored as one of the “Best Doctors in America”, Texas Monthly “Super Doctors” and Dallas Magazine’s “Best Doctors” issue several years in a row. Dr. Das is a founding member of the VIVA™ physician’s group who organize “The National Course for Vascular Intervention and Medicine.” Dr. Das holds several patents and is the co-founder of TDJAM Medical Technologies; a Michigan based medical device company committed to improving patient care through improved medical technology.

Dr. Daniel Fortunato, Director

Dr. Fortunato has more then 30 years of experience in building multiple chiropractic practices Education. Dr. Fortunato received his Bachelor of Science Degree in biology, minor in chemistry at SUNY, at Brockport. Dr. Fortunato received Doctor of Chiropractic Degree from Columbia Institute. Dr. Fortunato obtained New Jersey Chiropractic license and National Boards Diplomat status.

Dr Jonathan Heistein, Director

Dr. Jonathan B. Heistein has a plastic surgery practice in the Dallas/Fort Worth. Previously, Dr. Heistein combined general and plastic surgery residency at the Ohio State University Hospital. Dr. Heistein graduated medical school at the University of Medicine and Dentistry of New Jersey – Robert Wood Johnson Medical School.

AUDIT COMMITTEE FINANCIAL EXPERT

Vision Broadcast Network, Inc. does not have an audit committee or a compensation committee.

The Company has retained Larry O’Donnell, CPA, P.C. a PCAOB Registered Auditing Firm, _to act as their auditors and conduct an audit of their financial statements at December 31, 2007 and December 31, 2008 and review the quarterly financials for March 31, 2009.

ITEM 6.	EXECUTIVE COMPENSATION.

December 31, 2008 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Erick Mathe -Chief Executive Office	2008	—	—	11,000	—	—	—	—	—

Donald Jones -President Chief Financial Officer	2008	—	—	2,000	—	—	—	—	—

James Gallagher -Vice President	2008	—	—	—	—	—	—	—	—

OPTION EXERCISES AND STOCK VESTED TABLE

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Erick Mathe -Chief Executive Office	—

Donald Jones -President Chief Financial Officer

James Gallagher -Vice President

PENSION BENEFITS TABLE

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)

Erick Mathe -Chief Executive Office	N/A	N/A	N/A	N/A

Donald Jones -President Chief Financial Officer

James Gallagher -Vice President

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)

Erick Mathe -Chief Executive Office

Donald Jones -President Chief Financial Officer

James Gallagher -Vice President

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Erick Mathe -Chief Executive Office

Donald Jones -President; Chief Financial Officer

James Gallagher -Vice President

Name	Year	Perquisites and Other Personal Benefits ($)	Tax Reimbursements ($)	Insurance Premiums ($)	Company Contributions to Retirement and 401(k) Plans ($)	Severance Payments / Accruals ($)	Change in Control Payments / Accruals ($)	Total ($)

Erick Mathe -Chief Executive Office

Donald Jones -President; Chief Financial Officer

James Gallagher -Vice President

Name	Year	Personal Use of Company Car/Parking	Financial Planning/ Legal Fees	Club Dues	Executive Relocation	Total Perquisites and Other Personal Benefits

Erick Mathe -Chief Executive Office

Donald Jones -President; Chief Financial Officer

James Gallagher -Vice President

Name	Benefit	Before Charge in Control Termination w/o Cause or for Good Reason	After Change in Control Termination w/o Cause or for Good Reason	Voluntary Termination	Death	Disability	Change in Control

Erick Mathe -Chief Executive Office

Donald Jones -President; Chief Financial Officer

James Gallagher -Vice President

EMPLOYMENT AGREEMENTS

The following information summarizes the employment agreements with our executives and key employees.

Erick Mathe. Under Mr. Mathes’ employment agreement, he has agreed to serve as our Chief Executive Officer. His term of service under this agreement commenced on June 1, 2007 and continues for a term of three (3) years. The agreement also provides for a base salary of $180,000 per year during the term. The agreement also provides Mr. Mathe with a grant of 1,000,000 shares per year vesting upon the completion of each year of service. The agreement also provides Mr. Mathe with an annual bonus of up to ten (10%) of his base salary and 10% of overall company profits after taxes and expenses. The agreement also provides for the grant of options to purchase shares of our common stock. Mr. Mathe is entitled to standard benefits and reimbursement of expenses as well as a $700.00 per month car allowance. We can terminate Mr. Mathes’ employment with cause, or without. In the event Mr. Mathes’ employment is terminated without cause, he will be eligible to receive all remaining base salary, shares of common stock and benefits until the end of the term of the agreement.

Donald Jones. Under Mr. Jones’ employment agreement, he has agreed to serve as our President. His term of service under this agreement commenced on June 1, 2007 and continues for a term of three (3) years. The agreement also provides for a base salary of $150,000 per year during the term. The agreement also provides Mr. Jones with a grant of 1,000,000 shares per year vesting upon the completion of each year of service. The agreement also provides Mr. Jones with an annual bonus of up to ten (10%) of his base salary and 10% of overall company profits after taxes and expenses. The agreement also provides for the grant of options to purchase shares of our common stock. Mr. Jones is entitled to standard benefits and reimbursement of expenses. We can terminate Mr. Jones’ employment with cause, or without. In the event Mr. Jones’ employment is terminated without cause, he will be eligible to receive all remaining base salary, shares of common stock and benefits until the end of the term of the agreement.

James Gallagher. Under Mr. Gallagher’s employment agreement, he has agreed to serve as our Vice-President. His term of service under this agreement commenced on December 1, 2007 and continues for a term of three (3) years. The agreement also provides for a base salary of $120,000 per year during the term. The agreement also provides Mr. Gallagher with a grant of 100,000 shares per year vesting upon the completion of each year of service. The agreement also provides Mr. Gallagher with an annual bonus of up to ten (10%) of his base salary. Mr. Gallagher is entitled to standard benefits and reimbursement of expenses. We can terminate Mr. Gallagher’s employment with cause, or without. In the event Mr. Gallagher’s employment is terminated without cause, he will be eligible to receive all remaining base salary, shares of common stock and benefits until the end of the term of the agreement.

Cassie Burgess Under Ms. Burgess’ employment agreement, she has agreed to serve as the President of Vision Media Productions, Inc. Her term of service under this agreement commenced on November 5, 2008 and continues for a term of three (3) years. The agreement also provides for a base salary of $70,000 per year during the term. The agreement also provides Ms. Burgess with a grant of 100,000 shares per year vesting upon the completion of each year of service The agreement also provides Ms. Burgess with an annual bonus of up to ten (10%) of her base salary. Ms. Burgess is entitled to standard benefits and reimbursement of expenses. We can terminate Ms. Burgess’ employment with cause, or without. In the event Ms. Burgess’ employment is terminated without cause, he will be eligible to receive all remaining base salary, shares of common stock and benefits until the end of the term of the agreement.

Monte Benjamin. Under Mr. Benjamin’s employment agreement, he has agreed to serve as the President of Naked Music TV, Inc. His term of service under this agreement commenced on April 1, 2009 and continues for a term of three (3) years. The agreement also provides for a base salary of $50,000 per year during the term. The agreement also provides Mr. Benjamin with an annual bonus of up to ten (10%) of his base salary. Mr. Benjamin is entitled to standard benefits and reimbursement of expenses. We can terminate Mr. Benjamin’s employment with cause, or without. In the event Mr. Benjamin’s employment is terminated without cause, he will be eligible to receive all remaining base salary, shares of common stock and benefits until the end of the term of the agreement.

NON-EMPLOYEE DIRECTOR COMPENSATION

Not-Applicable

ITEM 8.	LEGAL PROCEEDINGS.

We know of no material, active or pending legal proceedings against our company, nor are we involved as a plaintiff in any material proceeding or pending litigation. There are no proceedings in which any of our directors, officers or affiliates, or any registered or beneficial shareholder, is an adverse party or has a material interest adverse to our interest.

ITEM 9.	MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

Vision Broadcast Network, Inc. is not yet traded on any exchange.

We plan to contact a market maker immediately following the completion of the offering and apply to have the shares quoted on the OTC Electronic Bulletin Board (OTCBB). We have not, as of the date of this prospectus, contacted or engaged any market maker. The OTCBB is a regulated quotation service that displays real-time quotes, last sale prices and volume information in over-the-counter (OTC) securities. The OTCBB is not an issuer listing service, market or exchange. Although the OTCBB does not have any listing requirements per se, to be eligible for quotation on the OTCBB, issuers must remain current in their filings with the SEC or applicable regulatory authority. Market Makers are not permitted to begin quotation of a security whose issuer does not meet this filing requirement. Securities already quoted on the OTCBB that become delinquent in their required filings will be removed following a 30 or 60 day grace period if they do not make their required filing during that time. We cannot guarantee that our application will be accepted or approved and our stock listed and quoted for sale. As of the date of this filing, there have been no discussions or understandings between Bonanza Goldfields Corp. with any market maker regarding participation in a future trading market for our securities.

As of the date of this filing, there is no public market for our securities. There has been no public trading of our securities, and, therefore, no high and low bid pricing. As of the date of this prospectus Bonanza Goldfields Corp. had two shareholders of record. We have paid no cash dividends and have no outstanding options.

Penny Stock Rules

The Securities and Exchange Commission has also adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).

A purchaser is purchasing penny stock which limits the ability to sell the stock. The shares offered by this prospectus constitute penny stock under the Securities and Exchange Act. The shares will remain penny stocks for the foreseeable future. The classification of penny stock makes it more difficult for a broker-dealer to sell the stock into a secondary market, which makes it more difficult for a purchaser to liquidate his/her investment. Any broker-dealer engaged by the purchaser for the purpose of selling his or her shares in us will be subject to Rules 15g-1 through 15g-10 of the Securities and Exchange Act. Rather than creating a need to comply with those rules, some broker-dealers will refuse to attempt to sell penny stock.

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document, which:

•	contains a description of the nature and level of risk in the market for penny stock in both public offerings and secondary trading;

•

contains a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to a violation of such duties or other requirements of the Securities Act of 1934, as amended;

•	contains a brief, clear, narrative description of a dealer market, including “bid” and “ask” price for the penny stock and the significance of the spread between the bid and ask price;

•	contains a toll-free telephone number for inquiries on disciplinary actions;

•	defines significant terms in the disclosure document or in the conduct of trading penny stocks; and

•	contains such other information and is in such form (including language, type, size and format) as the Securities and Exchange Commission shall require by rule or regulation;

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, to the customer:

•	the bid and offer quotations for the penny stock;

•	the compensation of the broker-dealer and its salesperson in the transaction;

•	the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and

•	monthly account statements showing the market value of each penny stock held in the customer’s account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement. These disclosure requirements will have the effect of reducing the trading activity in the secondary market for our stock because it will be subject to these penny stock rules. Therefore, stockholders may have difficulty selling their securities.

Regulation M

Our officers and directors, who will offer and sell the shares, are aware that they are required to comply with the provisions of Regulation M, promulgated under the Securities Exchange Act of 1934, as amended. With certain exceptions, Regulation M precludes the officers and directors, sales agent, any broker-dealer or other person who participate in the distribution of shares in this offering from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete.

Holders of Record

As of June 18, 2009, we had approximately 213 holders of record of our common stock. The number of record holders was determined from the records of our transfer agent and does not include beneficial owners of common stock whose shares are held in the names of various security brokers, dealers, and registered clearing agencies.

DIVIDENDS. We have not paid any dividends to date, and has no plans to do so in the immediate future.

ITEM 10.	RECENT SALES OF UNREGISTERED SECURITIES.

Set forth below is information regarding the issuance and sales of securities in the last three years without registration since inception. No such sales involved the use of an underwriter; no advertising or public solicitation was involved; the securities bear a restrictive legend; and no commissions were paid in connection with the sale of any securities.

Date	Number of Shares	Consideration
October 1, 2007 (to Vision Broadcast Network, Inc.)	100,000,000	$1,000

During the year ended December 31, 2008 and quarter ended March 31, 2009 the Company accepted subscriptions for 9,766,336 shares of common stock, at a prices of $.25 and $.75 per share, resulting in net proceeds of approximately $2.8 million after legal costs and commissions. No other warrants or options are associated with the stock purchase. 7,076,000 shares were issued at a price of $.25 per shares and 2,687,336 shares were issued at $.75 per share.

During the quarter ended March 31, 2009 management and executives of the Company elected to return 24,677,399 shares of common stock to the Company as part of a recapitalization of its shares. This was done by the executives in order to assist the Company in future raises of capital for the Company.

No underwriting discounts or commissions were paid with respect to any of the following transactions. The offer and sale of the following securities was exempt from the registration requirements of the Securities Act under Rule 506 insofar as (1) except as stated below, each of the investors was accredited within the meaning of Rule 501(a); (2) the transfer of the securities were restricted by the company in accordance with Rule 502(d); (3) there were no more than 35 non-accredited investors in any transaction within the meaning of Rule 506(b), after taking into consideration all prior investors under Section 4(2) of the Securities Act within the twelve months preceding the transaction; and (4) none of the offers and sales were effected through any general solicitation or general advertising within the meaning of Rule 502(c).

ITEM 11.	DESCRIPTION OF SECURITIES TO BE REGISTERED.

GENERAL - DESCRIPTION OF CAPITAL STOCK

The Company has authorized a total of 100,000,000 shares of Common Stock, par value $0.001 per share. As of June 24, 2009, the Company had 30,121,574 shares of Common Stock outstanding.

COMMON STOCK

Presently, the holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of our shareholders, including the election of directors. Our common shareholders do not have cumulative voting rights. Subject to preferences that may be applicable to any outstanding series of our preferred stock which may be designated in the future, holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by our Board of Directors out of legally available funds. In the event of the liquidation, dissolution, or winding up of the Company, the holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to our shareholders after the payment of all our debts and other liabilities, subject to the prior rights of any series of our preferred stock then outstanding. The holders of our common stock have no preemptive or conversion rights or other subscription rights and there are no redemption or sinking fund provisions applicable to our common stock.

The issuance of additional shares to certain persons allied with our management could have the effect of making it more difficult to remove our current management by diluting the stock ownership or voting rights of persons seeking to cause such removal. In addition, an issuance of additional shares by us could have an effect on the potential realizable value of a shareholder’s investment.

PREFERRED STOCK

The Company has not authorized any preferred shares.

OPTIONS

No options granted.

DIVIDEND POLICY

The Company has not paid any dividends on its capital stock and does not expect to pay dividends for the foreseeable future.

Stock Option Plan

No stock option plan established.

ITEM 12.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Company’s bylaws provide that Vision Broadcast Network, Inc. hereby indemnifies each person (including the heirs, executors, administrators, or estate of such person) who is or was a director or officer of the Company to the fullest extent permitted or authorized by current or future legislation or judicial or administrative decision against all fines, liabilities, costs and expenses, including attorney fees, arising out of his or her status as a director, officer, agent, employee or representative. The foregoing right of indemnification shall not be exclusive of other rights to which those seeking an indemnification may be entitled. The Company may maintain insurance, at its expense, to protect itself and all officers and directors against fines, liabilities, costs and expenses, whether or not the Company would have the legal power to indemnify them directly against such liability.

Costs, charges, and expenses (including attorney fees) incurred by a person referred to above in defending a civil or criminal proceeding shall be paid by the Company in advance of the final disposition thereof upon receipt of an undertaking to repay all amounts advanced if it is ultimately determined that the person is not entitled to be indemnified by the Company as authorized and upon satisfaction of other conditions required by current or future legislation.

We have agreed to indemnify our directors officers against certain liabilities, including liabilities under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, MAY BE PERMITTED TO DIRECTORS, OFFICERS OR PERSONS CONTROLLING THE COMPANY PURSUANT TO THE FOREGOING PROVISIONS, IT IS THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION THAT SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE ACT AND IS THEREFORE UNENFORCEABLE.

ITEM 13.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

The financial statements required by this Item 13 are contained under the sections “Index to Financial Statements” of the Registration Statement. The aforementioned financial statements are incorporated herein by reference.

ITEM 14.	CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

We have not had any other changes in nor have we had any disagreements, whether or not resolved, with our accountants on accounting and financial disclosures during our recent fiscal year or any later interim period.

ITEM 15.	FINANCIAL STATEMENTS AND EXHIBITS.

Exhibit No.	Description
3.1	Articles of Incorporation of Vision Broadcast Network, Inc.

3.2	Amendment to the Articles of Incorporation

3.3	Bylaws of Vision Broadcast Network, Inc.

10.1	Employment Agreement with Mr. Erick Mathe dated June 1, 2007

10.2	Employment Agreement with Mr. Donald Jones dated June 1, 2007

10.3	Employment Agreement with Mr. James Gallagher dated December 1, 2007

10.4	Employment Agreement with Ms. Cassie Burgess dated November 5, 2008

10.5	Employment Agreement with Mr. Monte Benjamin dated April 1, 2009.

10.6	Form of Independent Business Consulting Agreement

10.7	Form of Time Brokerage and Option Agreement with Bangor Media Group, LLC

10.8	Form of Time Brokerage and Option Agreement with Community Television Development Corp.

10.9	Form of Time Brokerage and Option Agreement with Hispanic Media Group, GP I

10.10	Form of Time Brokerage and Option Agreement with Telecom Wireless, LLC

14.1	Code of Ethics

SIGNATURES

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: June 24, 2009

By:	/s/ Donald Jones
Donald Jones
President, Chief Financial Officer and Director

Vision Broadcast Network, Inc.

Larry O’Donnell, CPA, P.C.

2228 South Fraser Street, Unit I

Aurora, Colorado 80014

Telephone (303)  745-4545

Independent Auditor’s Report

To the Shareholders of

Vision Broadcast Network, Inc.

Fort Lauderdale, Florida

We have audited the accompanying balance sheet of Vision Broadcast Network, Inc. (a development stage company) as of December 31, 2007 and 2008 and March 31, 2009, and the related statements of operations and members’ deficiency, and cash flows for the year ended December 31, 2007 and 2008 and quarter ended March 31, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Vision Broadcast Network, Inc. (a development stage company) as of December 31, 2007 and 2008 and March 31, 2009, and the results of its operations and its cash flows for the year ended December 31, 2007 and 2008 and quarter ended March 31, 2009. in conformity with accounting principles generally accepted in the United State of America.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 9 to the consolidated financial statements, the Company has net losses of $90,000, $2,167,117 and $661,683 for the years ended December 31, 2007 and 2008 and quarter ended March 31, 2009 respectively, These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 9. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Larry O’Donnell, CPA, P.C.

Aurora, Colorado
June 11, 2009

VISION BROADCAST NETWORK, INC.

CONSOLIDATED BALANCE SHEETS

FOR THE YEARS ENDED DECEMBER 31, 2007

AND QUARTER MONTHS ENDED MARCH 31, 2009

ASSETS

	December 31, 2007	December 31, 2008	March 31, 2009
ASSETS

Cash	50,055	114	29,458

Due from Related Party	—	60,573	60,573

Total Current Assets	50,055	60,687	90,031

Property and Equipment	—	50,873	40,873

TOTAL ASSETS	$50,055	$111,560	$130,904

LIABILITIES AND MEMBER’S EQUITY

Accounts Payable and Accrued Expenses	90,055	90,055	85,004

Note Payable	—	70,000	70,000

	90,055	160,055	155,004
MEMBER’S EQUITY
STOCKHOLDERS’ EQUITY (DEFICIT)

Common Stock, $.001 Par Value; 100,000,000 shares authorized 200,000, 53,617,288 and 30,121,574 shares issued and outstanding in December 31, 2007 and 2008 and March 31, 2009 respectively,	200	53,617	30,121

Additional paid-in capital	49,800	2,155,005	2,864,579

Accumulated deficit	(90,000)	(2,257,117)	(2,918,800)

Total Stockholders’ Equity (Deficit)	(40,000)	(48,495)	(24,100)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$50,055	$111,560	$130,904

The accompanying notes are an integral part of the consolidated financial statements.

VISION BROADCAST NETWORK, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2008

AND THREE MONTHS ENDED MARCH 31, 2009

	December 31, 2007	December 31, 2008	March 31, 2009
Revenue

Sales	$—	$—	$—

Total Revenue	—	—	—

Operating Expenses

Salaries, Wages and Consulting Expenses	90,000	1,547,382	406,204

Sales and Marketing Expenses	—	88,098	13,313

General and Administrative Expenses	—	531,637	242,166

Total Operating Expenses	90,000	2,167,117	661,683

Net Income Before Other Expenses	(90,000)	(2,167,117)	(661,683)

Net Loss	$(90,000)	$(2,167,117)	$(661,683)

Provision for Income Taxes	—	—	—

NET LOSS APPLICABLE TO COMMON SHARES	$(90,000)	$(2,167,117)	$(661,683)

NET LOSS PER BASIC AND DILUTED SHARES	$(0.9000)	$(0.4125)	$(0.0371)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	100,000	5,253,334	17,837,061

The accompanying notes are an integral part of the consolidated financial statements.

VISION BROADCAST NETWORK, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE THREE MONTHS ENDED MARCH 31, 2008

	December 31, 2007	December 31, 2008	March 31, 2009
CASH FLOW FROM OPERATING ACTIVITIES
Continuing Operations:
Net loss	$(90,000)	$(2,167,117)	$(661,683)

Adjustments to Reconcile Net (Loss) to Net Cash (used in) operating activities:

Depreciation	—	—	10,000
Changes in assets and liabilities

Accounts payable and accrued expenses	90,055	—	(5,051)

Total adjustments	90,055	—	4,949

Net cash (used in) operating activities - continuing operations	55	(2,167,117)	(656,734)

CASH FLOWS FROM INVESTING ACTIVITIES:

Purchase of Fixed Assets		(50,873)	—

Net cash provided by (used in) investing activities	—	(50,873)	—

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from common stock issuances	$50,000	$2,158,622	$686,078

Payments to related party		(60,573)	—

Proceeds from Note Payable	—	70,000	—

Net cash provided by financing activities	50,000	2,168,049	686,078

NET INCREASE IN CASH AND CASH EQUIVALENTS	50,055	(49,941)	29,344

CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD	—	50,055	114

CASH AND CASH EQUIVALENTS - END OF PERIOD	$50,055	$114	$29,458

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

CASH PAID DURING THE PERIOD FOR:
Interest expense	$—	$—	$—

The accompanying notes are an integral part of the consolidated financial statements.

VISION BROADCAST NETWORK, INC.

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ (DEFICIT)

FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2008 AND THREE MONTHS ENDED MARCH 31, 2009

	Preferred Stock		Common Stock
Description	Shares	Amount	Shares	Amount	APIC	Deficit	Total
Balance December 31, 2006	$—	—	—	$—	$—	$—	$—

Shares issued for Cash			200,000	200	49,800		50,000
Net loss for the year						(90,000)	(90,000)

Balance December 31, 2007	—	$—	200,000	$200	$49,800	$(90,000)	$(40,000)

Shares issued to executives and ownership at startup			43,310,621	43,310	$(43,310)		—
Shares issued for Cash			10,106,667	10,107	2,148,515		2,158,622
Net loss for the year						(2,167,117)	(2,167,117)

Balance December 31, 2008	—	$—	53,617,288	53,617	2,155,005	(2,257,117)	(48,495)

Shares returned by executives and ownership from recapitilization			(24,677,399)	(24,678)	24,678
Shares issued for Cash			1,181,685	1,182	684,896		686,078
Net loss for the year						(661,683)	(661,683)

Balance March 31, 2009	—	$—	30,121,574	30,121	2,864,579	$(2,918,800)	$(24,100)

The accompanying notes are an integral part of the consolidated financial statements.

VISION BROADCAST NETWORK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Summary of Business Operations and Significant Accounting Policies

BUSINESS

Vision Broadcast Network, Inc. (“VBN”), is a “C Corp” incorporated under the laws of Florida in July 19, 2006 as Wal-Con Media, Inc. On August 8, 2007, we changes d our name to Vision Broadcast Network, Inc. Corporate headquarters and all business operations are located at One East Broward Blvd., Suite 700, Ft. Lauderdale, FL 33301. VBN is an operational “start-up” company, engaged in the development and operation of low power television (LPTV) stations, commonly referred to as community broadcast television stations. LPTV Programming reaches television viewer households primarily through over-the-air broadcast via premium communication spectrum. The Company has acquired its potential television network distribution through the execution of (4) Lease Management Purchase Option Agreements (“LMA”) for F.C.C. (Federal Communication Commission) governed LPTV licenses, construction permits, and pending new spectrum authorization application filings. The Company controlled television properties and planned station acquisitions are primarily in second-tier markets across the United States.

The Company currently owns federal licensing to build and operate over 80 additional broadcast television stations across the domestic United States. These seventy television markets represent a potential broadcast coverage of over 10 million households.

Financial Reporting

The Company prepares its financial statements in conformity with accounting principles generally accepted in the United States of America. Revenues and expenses are reported on the accrual basis, which means that income is recognized as it is earned and expenses are recognized as they are incurred.

Use of Estimates

The Company’s significant estimates includes allowance for doubtful accounts and accrued expenses. These estimates and assumptions affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. While the Company believes that such estimates are fair when considered in conjunction with the financial statements taken as a whole, the actual amounts of such estimates, when known, will vary from these estimates. If actual results significantly differ from the Company’s estimates, the Company’s financial condition and results of operations could be materially impacted.

VISION BROADCAST NETWORK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Cash and Cash Equivalents

Cash and cash equivalents include all interest-bearing deposits or investments with original maturities of three months or less.

CONCENTRATION OF CREDIT RISK

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash. The Company maintains cash balances at one financial institution, which is t insured by the Federal Deposit Insurance Corporation (“FDIC”). The FDIC insured institution insures up to $250,000 on account balances. The amounts that are not insured by FDIC limitations are held in short-term securities. As of December 31, 2008 and 2007 and March 31, 2009 were approximately $50,000 and $114 and $29,458, respectively. The company has not experienced any losses in such accounts.

Fair value of financial instruments

The carrying amounts reported in the balance sheet for cash, accounts receivable, accounts payable and accrued expenses, debenture and loans payable approximate their fair market value based on the short-term maturity of these instruments.

Accounts Receivable

The Company extends credit to its customers in the normal course of business. Further, the Company regularly reviews outstanding receivables, and provides estimated losses through an allowance for doubtful accounts. In evaluating the level of established loss reserves, the Company makes judgments regarding its customers’ ability to make required payments, economic events and other factors. As the financial condition of these parties change, circumstances develop or additional information becomes available, adjustments to the allowance for doubtful accounts may be required. The Company also performs ongoing credit evaluations of customers’ financial condition. The Company maintains reserves for potential credit losses, and such losses traditionally have been within its expectations.

IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF

The Company accounts for the impairment of long-lived assets in accordance with Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of” (“SFAS No. 144”). SFAS No. 144 requires write-downs to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amount.

VISION BROADCAST NETWORK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

GOODWILL AND OTHER INTANGIBLE ASSETS

In June 2001, the FASB issued Statement No. 142 Goodwill and Other Intangible Assets. This statement addresses financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB Opinion No. 17, Intangible Assets. It addresses how intangible assets that are acquired individually or with a group of other assets (but not those acquired in a business combination) should be accounted for in financial statements upon their acquisition. This Statement also addresses how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements.

Goodwill and intangible assets with indefinite useful lives are not amortized. Intangible assets with finite useful lives are amortized generally on a straight-line basis over the periods benefited, with a weighted average useful life of 15 years.

In performing this assessment, management uses the income approach and the similar transactions method of the market approach to develop the fair value of the acquisition in order to assess its potential impairment of goodwill. The income approach is based on a discounted cash flow model which relies on a number of factors, including operating results, business plans, economic projections and anticipated future cash flows. Rates used to discount future cash flows are dependent upon interest rates and the cost of capital at a point in time. The similar transactions method is a market approach methodology in which the fair value of a business is estimated by analyzing the prices at which companies similar to the subject, which are used as guidelines, have sold in controlling interest transactions (mergers and acquisitions). Target companies are compared to the subject company, and multiples paid in transactions are analyzed and applied to subject company data, resulting in value indications. Comparability can be affected by, among other things, the product or service produced or sold, geographic markets served, competitive position, profitability, growth expectations, size, risk perception, and capital structure. There are inherent uncertainties related to these factors and management’s judgment in applying them to the analysis of goodwill impairment. It is possible that assumptions underlying the impairment analysis will change in such a manner that impairment in value may occur in the future.

REVENUE RECOGNITION

Revenue for video streaming and maintenance services is recognized monthly as services are provided pursuant to the terms of contracts or purchase orders, which have prices that are fixed and determinable. The Company assesses the clients ability to meet the contract terms, including meeting payment obligations, before entering into the contract. Deferred revenue results from customers who are billed for monitoring in advance of the period in which the services are provided, on a monthly, quarterly or annual basis.

VISION BROADCAST NETWORK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company follows Staff Accounting Bulletin 104 (SAB 104), which requires the Company to defer certain installation revenue and expenses, primarily equipment related to, and direct labor incurred. The capitalized costs and deferred revenues related to the installation are then amortized over the life of an average customer relationship, on a straight line basis. If the customer is discontinued prior to the expiration of the original expected life, the unamortized portion of the deferred installation revenue and related capitalized costs are recognized in the period the discontinuation becomes effective. In accordance with EITF 00-21, “Revenue Arrangements with Multiple Deliverables”, the service contracts that include both installation and video streaming are considered a single unit of accounting. The criteria in EITF 00-21 that the Company does not meet for services and installation services to be considered separate units of accounting is that the installation service to customers has no standalone value. The installation service alone is not functional to customers without the service.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Expenditures for major betterments and additions are capitalized, while replacement, maintenance and repairs, which do not extend the lives of the respective assets, are currently charged to expense. Any gain or loss on disposition of assets is recognized currently in the statement of income.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company’s financial instruments consist primarily of cash, accounts payable and accrued expenses, and debt. The carrying amounts of such financial instruments approximate their respective estimated fair value due to the short-term maturities and approximate market interest rates of these instruments. The estimated fair value is not necessarily indicative of the amounts the Company would realize in a current market exchange or from future earnings or cash flows.

INCOME TAXES

The Company adopted Financial Accounting Standards Board (“FASB”) Interpretation No. (FIN) 48, “Accounting for Uncertainty in Income Taxes.” FIN 48 clarifies the accounting for uncertainty in income taxes recognized in financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes.” FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 requires that the Company determine whether the benefits of the Company’s tax positions are more likely than not of being sustained upon audit based on the technical merits of the tax position. The provisions of FIN 48 also provide guidance on de-recognition, classification, interest and penalties, accounting in interim periods, and disclosure. The Company did not have any unrecognized tax benefits and there was no effect on the financial condition or results of operations as a result of implementing FIN 48. The Company does not have any interest and penalties in the statement of operations for the years ended December 31, 2007 and 2008 and quarter ended March 31, 2009.

VISION BROADCAST NETWORK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

EARNINGS (LOSS) PER SHARE

Earnings (loss) per share is computed in accordance with SFAS No. 128, “Earnings per Share”. Basic earnings (loss) per share is computed by dividing net income (loss), after deducting preferred stock dividends accumulated during the period, by the weighted-average number of shares of common stock outstanding during each period. Diluted earnings per share is computed by dividing net income by the weighted-average number of shares of common stock, common stock equivalents and other potentially dilutive securities outstanding during the period. The outstanding warrants for the years ended December 31, 2007 and 2008 and quarter ended March 31, 2009, respectively are anti-dilutive and therefore are not included in earnings (loss) per share.

ACCOUNTING FOR STOCK-BASED COMPENSATION

The Company adopted SFAS No. 123R, “Accounting for Stock-Based Compensation”. This statement requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service.

In addition, a public entity is required to measure the cost of employee services received in exchange for an award of liability instruments based on its current fair value. The fair value of that award has been remeasured subsequently at each reporting date through the settlement date. Changes in fair value during the requisite service period will be recognized as compensation cost over that period.

For the year ended December 31, 2008 and 2007 and quarter ended March 31, 2009, the Company did not grant any stock options.

NON-EMPLOYEE STOCK BASED COMPENSATION

The cost of stock based compensation awards issued to non-employees for services are recorded at either the fair value of the services rendered or the instruments issued in exchange for such services, whichever is more readily determinable, using the measurement date guidelines enumerated in Emerging Issues Task Force Issue (“EITF”) 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services” (“EITF 96-18”).

COMMON STOCK PURCHASE WARRANTS

The Company accounts for common stock purchase warrants in accordance with the provisions of Emerging Issues Tack Force Issue (“EITF”) issue No. 00-19 “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock” (“EITF 00-19”). Based on the provisions of EITF 00-19, the Company classifies as equity any contracts that (i) require

VISION BROADCAST NETWORK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

physical settlement or net-share settlement, or (ii) gives the company a choice of net-cash settlement or settlement in its own shares (physical settlement or net-share settlement). The Company classifies as assets or liabilities any contracts that (i) require net-cash settlement (including a requirement to net cash settle the contract if an event occurs and if that event is outside the control of the company), or (ii) give the counterparty a choice of net-cash settlement or settlement in shares (physical settlement or net-share settlement).

INCOME TAXES

The Company accounts for income taxes using SFAS No. 109, “Accounting for Income Taxes,” which requires recognition of deferred tax liabilities and assets for expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance is recorded for deferred tax assets if it is more likely than not that some portion or all of the deferred tax assets will not be realized.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

beginning after December 15, 2006. The Company does not expect that this interpretation will have a material impact on its financial position, results of operations, or cash flows.

In May 2007, the FASB issued FASB Staff Position No. FIN 48-1, Definition of Settlement in FASB Interpretation No. 48 (“the FSP”). The FSP provides guidance about how an enterprise should determine whether a tax position is effectively settled for the purpose of recognizing previously unrecognized tax benefits. Under the FSP, a tax position could be effectively settled on completion of examination by a taxing authority if the entity does not intend to appeal or litigate the result and it is remote that the taxing authority would examine or re-examine the tax position. The Company does not expect that this interpretation will have a material impact on its financial position, results of operations, or cash flows.

NOTE 3 - RECENT ACCOUNTING PRONOUNCEMENTS

In September 2006, the FASB issued SFAS No. 157, which is effective for fiscal years beginning after November 15, 2007 and for interim periods within those years. This statement defines fair value, establishes a framework for measuring fair value and expands the related disclosure requirements. This statement applies under other accounting pronouncements that require or permit fair value measurements. The statement indicates, among other things, that a fair value measurement assumes that the transaction to sell an asset or transfer a liability occurs in the principal market for the asset or liability or, in the absence of a principal market, the most advantageous market for the asset or liability. SFAS 157 defines fair value based upon an exit price model. Relative to SFAS 157, the FASB issued FSP FAS 157-1, FAS 157-2, and FAS 157-3. FSP FAS 157-1 amends SFAS 157 to exclude SFAS 13 and its related interpretive accounting pronouncements that address leasing transactions, while FSP FAS 157-2 delays the effective date of SFAS 157 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial

VISION BROADCAST NETWORK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

statements on a recurring basis. FSP FAS 157-3 clarifies the application of SFAS 157 as it relates to the valuation of financial assets in a market that is not active for those financial assets. This FSP is effective immediately and includes those periods for which financial statements have not been issued. We currently do not have any financial assets that are valued using inactive markets, and as such are not impacted by the issuance of this FSP. We adopted SFAS 157 as of January 1, 2008, with the exception of the application of the statement to non-recurring nonfinancial assets and nonfinancial liabilities.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. SFAS No. 159 permits entities to choose to measure eligible financial instruments at fair value. The unrealized gains and losses on items for which the fair value option has been elected should be reported in earnings. The decision to elect the fair value options is determined on an instrument by instrument basis, it should be applied to an entire instrument, and it is irrevocable. Assets and liabilities measured at fair value pursuant to the fair value option should be reported separately in the balance sheet from those instruments measured using another measurement attribute. SFAS No. 159 is effective as of the beginning of the first fiscal year that begins after November 15, 2007. The Company has adapted SFAS No. 159 to its consolidated financial statements. The adoption of this standard has no material effect on the Company’s consolidated financial statements.

NOTE 3 - RECENT ACCOUNTING PRONOUNCEMENTS (CONTINUED)

In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (SFAS 141(R)), which replaces SFAS No. 141, “Business Combinations” (SFAS 141). SFAS 141(R) retains the underlying concepts of SFAS 141 in that all business combinations are still required to be accounted for at fair value under the acquisition method of accounting but SFAS 141(R) changed the method of applying the acquisition method in a number of significant aspects. Acquisition costs will generally be expensed as incurred; noncontrolling interests will be valued at fair value at the acquisition date; in-process research and development will be recorded at fair value as an indefinite-lived intangible asset at the acquisition date, until either abandoned or completed, at which point the useful lives will be determined; restructuring costs associated with a business combination will generally be expensed subsequent to the acquisition date; and changes in deferred tax asset valuation allowances and income tax uncertainties after the acquisition date generally will affect income tax expense. SFAS 141(R) is effective on a prospective basis for all business combinations for which the acquisition date is on or after the beginning of the first annual period subsequent to December 15, 2008, with the exception of the accounting for valuation allowances on deferred taxes and acquired tax contingencies. SFAS 141(R) amends SFAS No. 109, “Accounting for Income Taxes” (SFAS 109) such that adjustments made to valuation allowances on deferred taxes and acquired tax contingencies associated with acquisitions that closed prior to the effective date of SFAS 141(R) would also apply the provisions of SFAS 141(R). Early adoption is not permitted. Upon adoption, SFAS 141(R) will not have a significant impact on our consolidated financial position and results of operations; however, any business combination entered into after the adoption may significantly impact our financial position and results of operations when compared to acquisitions accounted for under existing U.S. Generally Accepted Accounting Principles (GAAP).

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51.” This statement is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008, with earlier adoption prohibited. This statement requires the recognition of a noncontrolling interest (minority

VISION BROADCAST NETWORK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

interest) as equity in the consolidated financial statements and separate from the parent’s equity. The amount of net income attributable to the noncontrolling interest will be included in consolidated net income on the face of the income statement. It also amends certain of ARB No. 51’s consolidation procedures for consistency with the requirements of SFAS 141(R). This statement also includes expanded disclosure requirements regarding the interests of the parent and its noncontrolling interest. We have evaluated this new statement and have determined that the statement will not have a significant impact on the reporting of our financial position and results of operations.

In December 2007, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin (SAB) No. 110. This guidance allows companies, in certain circumstances, to utilize a simplified method in determining the expected term of stock option grants when calculating the compensation expense to be recorded under Statement of Financial Accounting Standards (SFAS) No. 123(R), Share-Based Payment . The simplified method can be used after December 31, 2007 only if a company’s stock option exercise experience does not provide a reasonable basis upon which to estimate the expected option term. Through 2007, we utilized the simplified method to determine the expected option term, based upon the vesting and original contractual terms of the option. On January 1, 2008, we began calculating the expected option term based on our historical option exercise data. This change did not have a significant impact on the compensation expense recognized for stock options granted in 2008.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133” (SFAS 161). This statement is intended to improve transparency in financial reporting by requiring enhanced disclosures of an entity’s derivative instruments and hedging activities and their effects on the entity’s financial position, financial performance, and cash flows. SFAS 161 applies to all derivative instruments within the scope of SFAS 133, “Accounting for Derivative Instruments and Hedging Activities” (SFAS 133) as well as related hedged items, bifurcated derivatives, and nonderivative instruments that are designated and qualify as hedging instruments. Entities with instruments subject to SFAS 161 must provide more robust qualitative disclosures and expanded quantitative disclosures. SFAS 161 is effective prospectively for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application permitted. We are currently evaluating the disclosure implications of this statement; however, the new statement will not have an impact on the determination of our financial results.

In April 2008, the FASB issued FSP No. FAS 142-3, “Determination of the Useful Life of Intangible Assets.” This FSP amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, “Goodwill and Other Intangible Assets” (SFAS 142). The objective of this FSP is to improve the consistency between the useful life of a recognized intangible asset under SFAS 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS 141(R), and other principles of GAAP. This FSP applies to all intangible assets, whether acquired in a business combination or otherwise, and shall be effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years and applied prospectively to intangible assets acquired after the effective date. Early adoption is prohibited. We have evaluated the new statement and have determined that it will not have a significant impact on the determination or reporting of our financial results.

VISION BROADCAST NETWORK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (SFAS 162). This statement identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in accordance with GAAP. With the issuance of this statement, the FASB concluded that the GAAP hierarchy should be directed toward the entity and not its auditor, and reside in the accounting literature established by the FASB as opposed to the American Institute of Certified Public Accountants (AICPA) Statement on Auditing Standards No. 69, “The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles.” This statement is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles.” We have evaluated the new statement and have determined that it will not have a significant impact on the determination or reporting of our financial results.

In May 2008 the FASB issued FASB Staff Position (FSP) APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement). “ APB 14-1 requires the issuer to separately account for the liability and equity components of convertible debt instruments in a manner that reflects the issuer’s nonconvertible debt borrowing rate. The guidance will result in companies recognizing higher interest expense in the statement of operations due to amortization of the discount that results from separating the liability and equity components. APB 14-1 will be effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. The Company is currently evaluating the impact of adopting APB 14-1 on its consolidated financial statements.

In June 2008, the FASB issued FSP No. EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities”. This FASB Staff Position (FSP) addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting and, therefore, need to be included in the earnings allocation in computing earnings per share (EPS) under the two-class method described in paragraphs 60 and 61 of FASB Statement No. 128, Earnings per Share. This FSP provides that unvested share-based payment awards that contain non forfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and shall be included in the computation of EPS pursuant to the two-class method. The provisions of FSP No. 03-6-1 shall be effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those years. All prior-period EPS data presented shall be adjusted retrospectively (including interim financial statements, summaries of earnings, and selected financial data) to conform with the provisions of this FSP. Early application is not permitted. The provisions of FSP No. 03-6-1 are effective for the Company retroactively in the first quarter ended March 31, 2009. The Company is currently assessing the impact of FSP No. EITF 03-6-1 on the calculation and presentation of earnings per share in its’ consolidated financial statements.

VISION BROADCAST NETWORK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption.

NOTE 4 - RECLASSIFICATIONS

Certain prior periods’ balances have been reclassified to conform to the current period’s financial statement presentation. These reclassifications had no impact on previously reported results of operations or stockholders’ equity.

In assessing the amount of deferred tax asset to be recognized, management considers whether it is more likely than not that some of the losses will be used in the future. Management expects that they will not have benefit in the future. Accordingly, a full valuation allowance has been established.

NOTE 5 - COMMON STOCK

During the year ended December 31, 2008 and quarter ended March 31, 2009 the Company accepted subscriptions for 11,288,352 shares of common stock, at a prices of $.25 and $.75 per share, resulting in net proceeds of approximately $2.8 million after legal costs and commissions. No other warrants or options are associated with the stock purchase.

During the quarter ended March 31, 2009 management and executives of the Company elected to return 24,677,399 shares of common stock to the Company as part of a recapitalization of its shares. This was done by the executives in order to assist the Company in future raises of capital for the Company.

COMMON STOCK OUTSTANDING

As of December 31, 2008 and December 31, 2007 and quarter ended March 31, 2009,100,000,000 shares of common stock were authorized at a par value of $.001 per share. As of the respective dates, the Company had 200,000, 53,6107,288 and 30,121,574 shares issued and outstanding.

VISION BROADCAST NETWORK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6 - Property and Equipment

Property and equipment consisted of the following at December 31, 2007 and 2008 and March 31, 2009:

	Useful Life (Years)	December 31, 2007	December 31, 2008	March 31, 2009
Production Equipment	5	-0-	$50,876	50,873

Less accumulated depreciation		-0-	-0-	(10,000)

		-0-	-0-	$40,873

Depreciation expense was $10,000 for the quarter ended March 31, 2009.

Note 7 - Notes Payable Related Party

During the development stage, a officer and shareholder loaned the company $323,725 for startup costs, equipment, legal fees, travel and operating costs during the year. The balance does not bear interest and will be due upon mutual agreement between the Company and the members.

Note 8 - Income taxes

As of March 31, 2009, the Company had approximately $1,025,000 of U.S. federal and state net operating loss carry forwards available to offset future taxable income which begin expiring in 2026, if not utilized. Deferred income taxes reflect the net tax effects of operating loss and tax credit carry forwards and temporary differences between carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. In assessing the realiability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Due to the uncertainty of the Company’s ability to realize the benefit of the deferred tax assets, the deferred tax assets are fully offset by a valuation allowance at March 31, 2009.

The table below summarizes the differences between the Company’s effective tax rate and the statutory federal rate as follows for the period ended March 31, 2009:

March 31, 2009
Tax benefit computed at “expected” statutory rate	$(1.000,000)
State income taxes, net of benefit	(25,000)
Other permanent differences	-0-
Increase in valuation allowance	1,025,000

Net income tax benefit	$—

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In assessing the amount of deferred tax asset to be recognized, management considers whether it is more likely than not that some of the losses will be used in the future. Management expects that they will not have benefit in the future. Accordingly, a full valuation allowance has been established.

Note 9 Employee Benefit plan

The Company does not have a deferred profit-sharing or retirement plan. The company does not maintain an incentive compensation plan.

Note 10 Contingencies and Commitments

The Company is not aware of any legal proceedings against it at March 31, 2009. No contingencies have been provided in the financial statements.

Employment Contracts

The Company has employment agreements with certain executive officers. These agreements may obligate the Company to a severance amount equal to one year’s compensation should an executive leave the Company under certain terms of the agreement.

Note 11 Going Concern

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in the consolidated financial statements, the Company has net losses of $90,000, $2,167,117 and $661,683 for the years ended December 31, 2007 and 2008 and quarter ended March 31, 2009 respectively, These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters has not been determined yet. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Exhibit Index

Exhibit No.	Description
3.1	Articles of Incorporation of Vision Broadcast Network, Inc.

3.2	Amendment to the Articles of Incorporation

3.3	Bylaws of Vision Broadcast Network, Inc.

10.1	Employment Agreement with Mr. Erick Mathe dated June 1, 2007

10.2	Employment Agreement with Mr. Donald Jones dated June 1, 2007

10.3	Employment Agreement with Mr. James Gallagher dated December 1, 2007

10.4	Employment Agreement with Ms. Cassie Burgess dated November 5, 2008

10.5	Employment Agreement with Mr. Monte Benjamin dated April 1, 2009.

10.6	Form of Independent Business Consulting Agreement

10.7	Form of Time Brokerage and Option Agreement with Bangor Media Group, LLC

10.8	Form of Time Brokerage and Option Agreement with Community Television Development Corp.

10.9	Form of Time Brokerage and Option Agreement with Hispanic Media Group, GP I

10.10	Form of Time Brokerage and Option Agreement with Telecom Wireless, LLC

14.1	Code of Ethics